  As filed with the Securities and Exchange Commission on December 18, 2000
                                Registration No.
                   An Exhibit List can be found on page II-2.

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              AETHLON MEDICAL, INC.
              (Exact name of registrant as specified in its charter)

              NEVADA                                    13-3632859
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

     7825 FAY AVENUE, SUITE 200
        LA JOLLA, CALIFORNIA                               92037
(Address of Principal Executive Office)                 (Zip Code)


                 FRANKLYN S. BARRY, JR., CHIEF EXECUTIVE OFFICER
                              AETHLON MEDICAL, INC.
             7825 FAY AVENUE, SUITE 200, LA JOLLA, CALIFORNIA, 92037
                    (Name and address of agent for service)

                                 (858) 456-5777
         (Telephone number, including area code, of agent for service)

                                    Copy to:

                              Bruce H. Haglund, Esq.
                            Gibson, Haglund & Paulsen
                2 Park Plaza, Suite 450, Irvine, California 92614

                               ------------------

Approximate date of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                      Proposed       Proposed         Maximum
Title of                                               Amount         Maximum        aggregate        Amount of
securities to be                                        to be     offering price      offering      registration
registered                                           registered      per share(1)     price(3)         fee (3)
-----------------------------------------------------------------------------------------------------------------------
SHARES OF COMMON STOCK, $.001 PAR VALUE(2)(3)        1,600,000         $3.38        $ 5,408,000      $ 1,427.71
SHARES OF COMMON STOCK, $.001 PAR VALUE(4)           1,600,000         $3.38        $ 5,408,000      $ 1,427.71


TOTAL                                                3,200,000                      $10,816,000      $ 2,855.42
=======================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the average of the closing bid and asked prices for the Registrant's Common Stock (the "Common Stock") as reported on the Nasdaq OTC Bulletin Board on December 15, 2000 and, with respect to shares of common stock of the Company issuable upon exercise of outstanding warrants, the higher of (i) such average sales price or (ii) the exercise price of such warrants.

(2)  Issuable as Put Shares.

(3) Pursuant to Rules 416 and 457 under the Act, additional shares as may be issuable pursuant to the anti-dilution provisions of the warrants are also being registered.

(4) Issuable upon exercise of Warrants with an exercise price of $3.85 issued to the Finders.
-----------------------------

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             PRELIMINARY PROSPECTUS
                     Subject To Completion, Dated   , 2001

    The information in this prospectus is not complete and may be changed.

                              AETHLON MEDICAL, INC.
                           7825 Fay Avenue, Suite 200
                            LaJolla, California 92037
                                 (858) 456-5777

                                   [1] Shares
                                  Common Stock


THE OFFERING

The resale of up to [3,200,000] shares of Common Stock on the Nasdaq Over-the-Counter Bulletin Board at the prevailing market price or in negotiated transactions.

        - Up to 1,600,000 shares are issuable as Put Shares to certain selling shareholders identified in this Prospectus (the "Selling Shareholders");

        - Up to 1,600,000 shares are issuable upon the exercise of Purchase Warrants issuable to certain finders identified in this Prospectus (the "Finders").

         We will receive no proceeds from the sale of the shares by the Selling Shareholders or the Finders. However, we may receive proceeds from the sale of Put Notes to the Selling Shareholders and, if the Purchase Warrants are exercised, we will receive proceeds from the sale of shares issuable upon the exercise of the Purchase Warrants by the Selling Shareholders or the Finders.

                               TRADING SYMBOL:
               AEMD (Nasdaq Over-the-Counter Bulletin Board)

                        ------------------------------

              THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                    See "Risk Factors" beginning on page 2.

                        ------------------------------

         THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY AETHLON MEDICAL, INC., WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION, THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS. SOME OF THE STATEMENTS MADE IN THIS PROSPECTUS DISCUSS FUTURE EVENTS AND DEVELOPMENTS, INCLUDING OUR FUTURE BUSINESS STRATEGY AND OUR ABILITY TO GENERATE REVENUE, INCOME AND CASH FLOW. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN THESE FORWARD-LOOKING STATEMENTS.

Our Company

     Aethlon Medical, Inc. ("AEMD") is a developer and marketer of extracorporeal medical device technologies. We have applied our proprietary platform technology known as the Hemopurifier(TM) to develop an extracorporeal therapeutic treatment for HIV-AIDS. Pre-clinical trials have documented the rapid removal of up to 70% of the HIV virus during one 60-minute application. We intend to build our business in three ways:

     - Commercialize the Hemopurifier line of extracorporeal blood filtration devices upon completion of clinical trials with priority on the device for the removal of viruses from the blood;

     - Develop and exploit new applications of the Hemopurifier platform technology, such as the virus-removal therapy; and

     - Continue the strategy of acquiring related medical device technologies that can be developed and commercialized on an international basis.

     We are the parent company of Hemex, Inc. and Aethlon Laboratories, Inc., our wholly-owned subsidiaries. We also intend to acquire additional businesses and technologies that complement our products under development.

The Offering

Common Stock Offered for Resale             [3,200,000] shares

Use of Proceeds                             We will not receive proceeds from
                                            the resale of the Common Stock
                                            described in this Prospectus.
                                            However, we will receive proceeds
                                            from the initial placement of Put
                                            Notes and Warrants with the Selling
                                            Shareholders.

Nasdaq OTC Bulletin Board Symbol            AEMD


                                  RISK FACTORS

          An investment in shares of our common stock is very risky. You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

         LIMITED OPERATING HISTORY; LACK OF OPERATING REVENUE; EARLY STAGE OF DEVELOPMENT. AEMD was originally founded in April 1991 as Bishop Equities, Inc. for the purpose of providing a public vehicle for acquisition of a private company. Our acquisition of Aethlon, Inc. and Hemex, Inc. in March 1999 was the first of a series of acquisitions that formed the entity operating known as Aethlon Medical, Inc. today. We have a limited operating history on which to base an evaluation of our business and prospects. From our formation through September 30, 2000, we have received and earned revenues, including grant income, aggregating approximately $1,600,000. Our prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development. Potential investors should be aware of the problems, delays, expenses and difficulties usually encountered by an enterprise in the Company's stage of development, many of which may be beyond our control. These include unanticipated problems relating to product development, testing, initial and continuing regulatory compliance, manufacturing costs, production and assembly, the competitive and regulatory environment in which we plan to operate, marketing problems and additional costs and expenses that may exceed current estimates.

         HISTORY OF LOSSES AND ANTICIPATED FUTURE LOSSES. Since the formation of our business, we have incurred substantial net losses. As of September 30, 2000, our accumulated deficit was approximately $6,087,000. As we continue to implement our growth strategy, we intend to spend significant amounts on research and development, sales and marketing, and general and administrative activities. We expect to incur these costs in advance of anticipated revenues, which may further increase our operating losses in some periods. As a result of our expansion, we may continue to incur significant operating losses and negative cash flows from operations for the next few years. It is possible that we may never achieve favorable operating results or profitability.

         SIGNIFICANT ADDITIONAL FINANCING NEEDS. We require substantial working capital to fund our business. Since our inception, we have experienced negative cash flow from operations, and we expect to experience significant negative cash flow from operations for the near future. In November 2000, we entered into a Subscription Agreement and raised $375,000 from the sale of a Convertible Note. Under the terms of the Subscription Agreement, we were granted the right to borrow additional funds under the terms of Put Notes. The Put Notes allow us to raise up to an additional $4,625,000 in convertible debt during the two years following the date of this Prospectus. Depending on the amount and timing of additional capital, if any, raised through the issuance of Put Notes, we may need to raise additional capital through other sources within the next few months. We currently anticipate that a private placement of our common stock for up to $10 million will be undertaken early in 2001. The net proceeds of this stock offering are expected to be sufficient to meet anticipated needs for working capital and capital expenditures for the next three years. If we raise additional funds through the issuance of equity, our existing shareholders will be diluted in terms of their percentage ownership of the Company. If we are unable to raise additional funds when necessary, we may have to reduce planned capital expenditures, scale back our development of new products, sales or other operations, enter into financing arrangements on terms that we would not otherwise accept, sell some or all of the Company's assets, or we may have to cease operations.

         SUBSTANTIAL LIABILITIES; LIMITATIONS ON THE USE OF PROCEEDS FROM THE SALE OF THE NOTES AND THE PUT NOTES. As disclosed in our 10-QSB filing at September 30, 2000, our total liabilities were in excess of $2,800,000. These liabilities include notes payable, trade debt (including debt owed to related parties), accrued liabilities, and deferred compensation. However, we may not use the proceeds from the sale of the Notes and the Put Notes to repay notes payable or non-trade obligations.

         THE COMPANY MAY NOT RECEIVE REGULATORY APPROVAL FOR FUTURE PRODUCTS AND THEREFORE MAY NOT BE ABLE TO SELL THOSE PRODUCTS FOR CLINICAL PURPOSES IN THE UNITED STATES OR ABROAD. We plan to develop multiple products utilizing extracorporeal treatment with broad applications in the future. In order to be able to market all of these products, we will be required to obtain approval of the Federal Drug Administration ("FDA") and of similar foreign authorities through approval procedures similar to, and in addition to, those already completed by us for the DFO Hemopurifier. Our failure to obtain necessary approvals to market future products in one or more significant markets could cause material harm to our business, financial condition, and results of operation.

         DIFFICULTY IN FORECASTING REVENUES AND EXPENSES. Due to our limited operating history, we cannot predict our future revenues or results of operations accurately. We base our current and future expense levels on our current and anticipated fixed expenses, our operating plans, and our estimates of future revenues. Operating results are difficult to forecast because they depend in large part on product completion and FDA approval processes. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could materially harm our business and ability to operate.

         THE COMPANY'S BUSINESS IS, AND IN THE FUTURE MAY BECOME, SUBJECT TO ADDITIONAL REGULATIONS AND IF UNABLE TO COMPLY WITH THEM MAY BE MATERIALLY HARMED. We are subject to various other federal, state, and international laws. The target industries for our extracorporeal products are strictly regulated by the FDA, and participants in these markets must comply with all regulations and standards set forth by the FDA. We are unable to predict the extent of future government regulations or industry standards. New regulations may result in increased costs and inhibit our ability to market our products. As a result, our business, financial condition, and results of operation could be materially harmed.

         INTENSE COMPETITION. The market for medical devices is intensely competitive. Many of our potential competitors have longer operating histories, greater name recognition, more employees, and significantly greater financial, technical, marketing, public relations, and distribution resources than we have. This intense competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to maintain and extend our current brand and technology franchise. Price concessions or the emergence of other pricing or distribution strategies of competitors may diminish our revenues, adversely impact our margins or lead to a reduction in our market share, any of which may harm our business.

         TECHNOLOGICAL OBSOLESCENCE. Our products may be made unmarketable by new scientific or technological developments where new treatment modalities are introduced that are more efficacious or more economical that our planned extracorporeal therapies.

         FAILURE TO MANAGE GROWTH. We have considerably expanded our operations since the acquisition of Hemex, Inc. and Aethlon, Inc. in March 1999. Continued expansion of our business may place increasing strains on our ability to manage our growth, including our ability to monitor operations, bill customers, control costs and maintain effective quality controls. If our financing efforts are successful, we plan to significantly expand our research and development activities, expand our sales and marketing, hire additional employees, and expand our internal information, accounting and billing systems. To successfully manage our growth, we must identify, attract, motivate, train, and retain highly skilled managerial, financial, engineering, business development, sales and marketing, and other personnel. Competition for this type of personnel is intense. If we fail to manage our growth effectively, we could materially harm our business.

         LIMITED MARKETING CAPABILITIES; UNCERTAINTY OF MARKET ACCEPTANCE. Because of the sophisticated nature and early stage of development of our products, we will be required to educate potential customers and successfully demonstrate that the merits of our products justify the costs associated with such products. In certain cases, however, we will likely encounter resistance from customers reluctant to make the modifications necessary to incorporate our products into their processes. In some instances, we will be required to rely on distributors or other strategic partners to market our products. The success of any such relationship will depend in part on the other party's own competitive, marketing, and strategic considerations, including the relative advantages of alternative products being developed and/or marketed by any such party. There can be no assurance that we will be able to market our products properly and generate meaningful product sales.

         LOSS OF KEY PERSONNEL. Given the early stage of our development, we depend on the performance and efforts of our senior management team and other key employees. If we lost the service of any members of our senior management or other key employees, that loss could materially harm our business.

         MISAPPROPRIATION OF INTELLECTUAL PROPERTY. Our success depends on our internally developed technologies and other intellectual property. We regard our technology as proprietary and we attempt to protect it with patents, copyrights, trade secret laws, and confidentiality and nondisclosure agreements. Despite these precautions, it may be possible for a third party to obtain and use our services or technology without authorization. Third parties also may develop similar technology independently. We have applied for a number of United States and foreign patents and have already been issued five U.S. and international patents. Some or all of these patents may not sufficiently protect our technology. If any patents are not issued or if they fail to provide protection for its technology, it may make it easier for our competitors to offer technology equivalent or superior to ours. Moreover, we have applied for registration of a number of key trademarks and service marks, and we intend to introduce new trademarks and service marks. We may not be successful in obtaining registration for one or more of these trademarks.

         We may need to resort to litigation in the future to enforce or to protect our intellectual property rights, including our patent and trademark rights. In addition, our technologies and trademarks may be claimed to conflict with or infringe upon the patent, trademark or other proprietary rights of third parties. If this occurred, we would have to defend against challenges to our patents, which could result in substantial costs and the diversion of resources. We also may have to obtain a license to use those proprietary rights or possibly cease using those rights altogether. Any of these events could materially harm our business.

         THE COMPANY MAY BE SUBJECT TO RISKS ASSOCIATED WITH ITS PRODUCTS INCLUDING PRODUCT LIABILITY OR PATENT AND TRADEMARK INFRINGEMENT CLAIMS. Our current and future products may contain defects which could subject us to product liability claims. Although we will maintain limited product liability insurance, if any successful products liability claim is not covered by or exceeds our insurance, our business, results of operations, and financial condition would be harmed. Additionally, third parties may assert claims against us alleging infringement, misappropriation or other violations of patent, trademark or other proprietary rights, whether or not such claims have merit. Such claims can be time consuming and expensive to defend and could require the Company to cease using and selling the allegedly infringing products and to incur significant litigation costs and related expenses.

         THE COMPANY'S COMMON STOCK HAS LIMITED LIQUIDITY. At the present time, the Common Stock of the Company is not listed on The Nasdaq Stock Market, Inc. or on any national exchange. Although dealer prices for our Common Stock are listed on the Nasdaq OTC Bulletin Board, trading has been limited since such quotations first appeared in March 1993. We intend to apply to have our Common Stock approved for listing on the Nasdaq SmallCap Market or the American Stock Exchange in 2001. We cannot assure investors that we will be able to secure either of such listings, or, if received, that we will meet the requirements for continued listing on the Nasdaq SmallCap Market or the American Stock Exchange. Under Nasdaq rules, in order to maintain a listing on the Nasdaq SmallCap Market, a company must have, among other things, either $4,000,000 in net tangible assets, a market capitalization of $50,000,000 or more, or $750,000 net income in its last fiscal year or two of its last three fiscal years. In addition, the listed security must have a minimum bid price of $3.00 per share. Further, NASDAQ has the right to withdraw or terminate a listing on the Nasdaq SmallCap Market at any time and for any reason at its discretion. If the Company were unable to obtain or to maintain listing on the Nasdaq SmallCap Market quotations, any "bid" and "asked" prices of the Common Stock would be quoted in the "pink sheets" published by the National Quotation Bureau, Inc. or on the Nasdaq OTC Electronic Bulletin Board where shares of its Common Stock have been quoted prior to the date of this Prospectus. In such event, an investor could find it more difficult to dispose of or to obtain accurate quotations of prices for the shares of Aethlon Medical Common Stock than would be the case if the shares of the Company's Common Stock were quoted on the NASDAQ SmallCap Market or on the American Stock Exchange. Irrespective of whether or not shares of the Company's Common Stock are included in the Nasdaq system or on the American Stock Exchange, no assurance can be made to investors that the public market for shares of its Common Stock will become more active or liquid in the future. In that regard, prospective purchasers of the Common Stock should consider that this Offering is being made without underwriting arrangements typically found in an initial public offering of securities. Such arrangements generally provide for the issuer of the securities to sell the securities to an underwriter which, in turn, sells the securities to its customers and other members of the public at a fixed offering price, with the result that the underwriter has a continuing interest in the market for such securities following the Offering.

         SMALL "FLOAT" AND POSSIBLE VOLATILITY OF STOCK PRICE. Broad fluctuations in the stock markets can, obviously, adversely affect the market price of our Common Stock. In addition, failure to meet or exceed analysts' expectations of financial performance may result in immediate and significant price and volume fluctuations in the trading of our Common Stock. Without a significantly larger number of shares available for trading by the public, or public "float," our Common Stock will be less liquid than stocks with broader public ownership, and as a result, trading prices of our Common Stock may significantly fluctuate and certain institutional investors may be unwilling to invest in such a thinly traded security

         LACK OF DIVIDENDS ON COMMON STOCK. We have never paid any cash dividends on our Common Stock, and we do not anticipate paying dividends in the near future.

         THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK UPON CONVERSION OF CONVERTIBLE AND PUT NOTES MAY CAUSE SIGNIFICANT DILUTION OF EXISTING SHAREHOLDERS' INTERESTS AND EXERT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK. Significant dilution of existing shareholders' interests may occur if we issue additional shares of common stock underlying outstanding or subsequently issued Notes, Put Notes, and Warrants. As of November 30, 2000, we had $375,000 principal amount of Convertible Notes outstanding. We may issue additional Put Notes. The number of shares of Common Stock issuable upon conversion of the Convertible Notes and Put Notes (the "Notes") may constitute a significant percentage of the total outstanding shares of our Common Stock, as such conversion is based on a formula pegged to the market price of the Common Stock.

         The formula provides, specifically, that the number of shares of Common Stock issuable upon the conversion of the Notes shall be the lower of (i) 90% of the closing price for the Common Stock on the principal market or exchange where the Common Stock is listed or traded for the last trading day immediately prior to but not including the issue date of the Notes; or (ii) 75% of the average of the three lowest closing bid prices for the Common Stock on the principal market or exchange where the Common Stock is listed or traded, for the 10 trading days prior to but not including the date of conversion. Therefore, there is a possibility that the Notes may convert to Common Stock at a rate that may be below the prevailing market price of the Common Stock at the time of conversion.

         The exact number of shares of common stock into which the Notes may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of our Common stock. Decreases in the trading price of our common stock would result in increases in the number of shares of Common Stock issuable upon conversion of the Notes. The following consequences could result:

                  - If the market price of our Common Stock declines, thereby proportionately increasing the number of shares of Common Stock issuable upon conversion of the Notes, an increasing downward pressure on the market price of the Common Stock might result (sometimes referred to as a downward "spiral" effect).

                  - The dilution caused by conversion of Notes and sale of the underlying shares could also cause downward pressure on the market price of the Common Stock.

                  - Once downward pressure is placed on the market price of the Company's stock, the pressure could encourage short sales by holders of Notes and others, thus placing further downward pressure in the price of the Common Stock.

                  - The conversion of Notes would dilute the book value and earnings per share of Common Stock held by our existing shareholders.

                                 USE OF PROCEEDS

          We expect to sell to the Selling Shareholders, subject to effective registration and applicable trading volume, and other limitations, up to $4,625,000 of Put Notes that are convertible into Common Stock. Additional amounts may be received if the warrants to purchase Common Stock issued in connection with the placement of the Put Notes are exercised. Net proceeds are determined after deducting all expenses of the offering (estimated to be $425,000).

          We intend, in the following order of priority, to use the net proceeds from this offering (excluding proceeds from warrant exercises), if any, as follows:

         Product Development Activities..........................................................$  720,000
              (with principal focus on HIV/AIDS device)
         FDA Clinical Trials..................................................................... 2,078,400
         Business Development Activities......................................................... 1,000,000
              (including corporate communications,
              SEC registration of common stock, and other
              corporate activities)
         Debt Service............................................................................   401,600
              (including interest on outstanding notes,
              but excluding repayment of principal in the
              maximum amount of $35,000)
                                                                                                 ----------
         Total Proceeds..........................................................................$4,200,000

                         PRICE RANGE OF COMMON STOCK

LIMITED PUBLIC MARKET FOR SHARES OF COMMON STOCK

         The Company's Common Stock is traded on the Nasdaq Over-the-Counter Bulletin Board ("OTCBB"). The Company's trading symbol is "AEMD." The Company's Common Stock has had a limited trading history, and trading has been limited and sporadic.

         The following table sets forth for the period indicated the high and low bid quotations for the Common Stock as reported by the OTCBB. The prices represent quotations between dealers, without adjustment for retail markup, mark down or commission, and do not necessarily represent actual transactions.

                                           HIGH BID            LOW BID
               2000
            4th Quarter                 $4.6875             $2.875
            3rd Quarter                 $6.50               $1.50
            2nd Quarter                 $7.00               $2.25
            1st Quarter                 $8.00               $4.00

                                  1999
                               4th Quarter             $8.75               $7.03
                               3rd Quarter             $8.75               $7.00
                               2nd Quarter             $8.50               $7.75
                               1st Quarter             $8.50               $8.00

         There are approximately 100 record holders of the Company's Common
Stock.

                                 DIVIDEND POLICY

          We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

          THE FOLLOWING PLAN OF OPERATION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS."

PLAN OF OPERATION

         The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this report.

         The Company is in the initial stages of its operations and has not yet engaged in significant commercial activities. During the fiscal year 2001, the Company plans to continue its research and development activities relating to the Hemopurifier, and commence clinical trials for the device to remove iron from the blood. See "Business."

         The implementation of our business plan is dependent upon our ability to raise equity capital. During the fiscal year ended March 31, 2000, we financed our research and development activities through the private placement of approximately $1,000,000 principal amount of 12-month notes bearing interest at 12% per annum. We entered into an agreement in November 2000 providing for the issuance of $375,000 in Convertible Notes and allowing us to borrow up to $4,625,000 in Put Notes that are issuable during the two-year period following the date of this Prospectus. The Company has entered into an agreement with an investment banking firm under which the firm will use its best efforts to sell $10 million of the Company's Common Stock in a private placement anticipated to commence in the first calendar quarter of 2001. The Company believes that the successful completion of the stock offering will satisfy the Company's anticipated capital requirements related to the development of its business for three years; however, additional financing may be required in the case of further acquisitions or to successfully develop other technologies. At the present time, the Company has no plans to purchase significant amounts of equipment or hire significant numbers of additional employees prior to the successful completion of the private placement of its Common Stock.

BUSINESS

OVERVIEW

         On March 10, 1999, the Company executed an Agreement and Plan of Reorganization for the Acquisition of All of the Outstanding Stock (the "Aethlon Agreement") of Aethlon, Inc., a California corporation ("Aethlon"). Pursuant to the Aethlon Agreement, Aethlon became a wholly-owned subsidiary of the Company.

         Also on March 10, 1999, the Company executed an Agreement and Plan of Reorganization for the Acquisition of All of the Outstanding Stock (the "Hemex Agreement") of Hemex, Inc., a Delaware corporation ("Hemex"). Pursuant to the Hemex Agreement, Hemex became a wholly-owned subsidiary of the Company.

         In connection with these acquisitions, the Company issued 2,083,500 shares of the Company's Common Stock to the former shareholders of Aethlon and Hemex.

         Effective January 1, 2000, the Company entered into an agreement under which an invention and related patent rights for a method of removing HIV and other viruses from the blood using the Hemex Hemopurifier were assigned to the Company. In addition to certain royalty payments to be made on future sales of the patented product, the consideration for the acquired rights included the issuance of 25,000 shares of the Company's common stock to the inventors.

         On January 10, 2000, the Company acquired from Richard H. Tullis, PhD, all the outstanding common stock of Syngen Research, Inc. in exchange for 65,000 shares of the Company's common stock. Syngen Research, Inc. (dba Aethlon Laboratories, Inc.) became a wholly-owned subsidiary of the Company and will engage in the development of the virus-removing device under the direction of Dr. Tullis.

         On April 6, 2000, the Company acquired all the outstanding common stock of Cell Activation, Inc. (Cell) in exchange for 99,152 shares of common stock of the Company. In addition, all the outstanding stock opitions of Cell were exchanged for options to purchase 50,848 shares of common stock of the Company at $.3933 per share. Following the transaction Cell became a wholly-owned subsidiary of the Company and will operate as part of Aethlon Laboratories Inc.

         In developing this business, AEMD will act as a parent company to wholly-owned subsidiaries such as Hemex, Inc. and Aethlon Laboratories, Inc. It also intends to pursue the acquisition of additional businesses and technologies that complement those under development.

HEMEX

         Hemex, Inc. was the first acquisition completed by Aethlon Medical, Inc. It operates as a wholly owned subsidiary of AEMD, with its own staff, facilities, and subsidiary business plan. AEMD will provide general management to Hemex, as well as financial and legal services, and will be responsible for funding the operations of Hemex.

         The first product developed by Hemex is the DFO Hemopurifier-TM-device for the removal of iron and aluminum. This device has been proven safe in hemodialysis patients in an FDA-approved Feasibility Trial, and will be the subject of an application to the FDA for a Humanitarian Device Exemption in early 2001 leading to potential commercialization in fiscal year 2002.

         Devices for removing lead and cisplatin, a chemotherapeutic agent, are in final laboratory research, with few questions remaining before their clinical trials can begin. Based on results from animal testing, Hemex researchers are confident that each device will prove clinically safe and effective. The lead-removing device is used to treat lead intoxication in adults, children, and industrial workers, and the cisplatin-removing device is applied after cisplatin has passed through the target tumor, sparing the normal cells of the cancer patient from its toxic side-effects.

         In addition to these metal-removing applications, Hemex acquired, effective January 1, 2000, the rights to a novel process (patent pending) for removing targeted viruses from the blood using the Hemopurifier platform and DNA/antibody technology. This device will be developed at Aethlon Laboratories. See below for a more detailed discussion of this product.

         Other areas of current research interest are the removal of various antigens, addictive narcotics, and other heavy metals in both civilian and military environments.

         THE HEMOPURIFIER-TM- DEVICE. The Hemopurifier device is a novel hollow-fiber cartridge containing an immobilized antidote for removing toxic material from the blood. The device is used in extracorporeal circulation systems that are similar to those used in hemodialysis or any one of the simpler apheresis systems used today.

         The Hemopurifier device is a long cylindrical cartridge containing a bundle of approximately 10,000 hollow fibers and an antidote or attractor compound. The antidote, which is present in a proprietary form within the fibers, has a strong and specific affinity to remove a targeted toxin from the blood. When the patient's blood flows through the lumen of each of the fibers, molecules of a certain size can travel through the pores of the fiber membrane and come in contact with the attractor compound. The toxic material is captured by the compound, and other small molecules return through the same pores to the lumen. The cartridge itself is a dialyzer encasement with minor modifications:

         The clinical advantages offered by the Hemopurifier device over present treatments are:

- Toxic material can be selectively removed WITHOUT SIDE EFFECTS, since no substance enters the body. Toxicity of the antidote is eliminated, because it is immobilized in the device rather than injected into the patient.

- Antidotes of GREATER STRENGTH AND EFFECTIVENESS, which were previously used sparingly because of their toxicity, can be used in this device without regard for the side effects which would occur if the same substance were in the bloodstream.

- The device is HIGHLY EFFICIENT. The structure of the Hemopurifier device provides a large surface area for immobilization of a relatively large quantity of antidote, allowing exposure to a large volume of blood in a short period of time.

-    The device is SAFE:

     - In a closed system, the amount of blood retained by the Hemopurifier device is small. No replacement fluid is needed, and no blood transfusions are required. As a result, the risks of volume expansion, blood pressure changes, infections and blood incompatibility (inherent in blood transfusions) are eliminated.

     - Only the targeted toxic materials are removed. All other blood components remain in the circulation.

- The device uses well-established extracorporeal applications, especially hemodialysis, as well as apheresis or other types of transfusion procedures. These methods are widely used and available in hospitals and clinics.

         AEMD believes that the Hemopurifier device represents a true breakthrough in the potential treatment of certain conditions ranging from acute poisoning to chronic and life-threatening illnesses. It is novel because the immobilized antidote in the Hemopurifier device binds the toxic material, thus extracting it safely from the body. Harmful agents in the blood can be removed efficiently and without side effects, reducing treatment times. The results of these advantages are improved patient management and cost reduction for health care providers.

         Hemex' first series of products has been developed for the extracorporeal removal of the following harmful metals from the blood: iron, lead, and cisplatin. The combined potential markets for these initial products is approximately $900 million per year in the United States, and $2.6 billion worldwide. These projections have been developed from an analysis of the targeted patient population for each metal intoxication, as reported in medical journals and government publications.

IRON. The first product to be introduced by Hemex will be the DFO Hemopurifier. With the chelator desferrioxamine (DFO) immobilized in the Hemopurifier, the therapist can remove excess iron from the blood in a completely safe and efficient manner. Among the target markets for this device are:

         - HEREDITARY HEMACHROMATOSIS. This inherited life-threatening disorder is one of the most under-diagnosed, yet common, conditions in North America. 1.2 million Americans suffer from this genetic condition which causes iron overload, which can lead to organ damage and a number of serious medical manifestations.

              Current treatment of choice is periodic phlebotomy, usually weekly, with greater frequency for urgently symptomatic patients. Phlebotomy removes whole blood, including excess iron. The Hemopurifier treatment can be used in those cases where phlebotomy is not possible.

         - ACQUIRED IRON OVERLOAD. Iron overload is an unavoidable complication of life-sustaining chronic blood transfusions. Patients with Cooley's Anemia, Sickle Cell Disease, and other such conditions can acquire iron overload leading to organ damage and other difficulties. Also, in the process of 15,000 to 20,000 organ transplants per year, iron overload is a major concern to transplant surgeons.

              Current treatment of this patient population involves the administration of various chelators, including DFO, directly into the body. The toxic side-effects and inefficient rate of iron removal are in contrast to the completely safe and effective Hemopurifier treatment.

CISPLATIN. Cisplatin, and other closely-related platinum derivatives, are among the most effective chemotherapeutic agents for the treatment of certain types of cancer. Direct infusion of cisplatin is typically followed by severe nausea and vomiting. Cisplatin may deposit in the sensory nerves, resulting in incapacitating levels of pain that can last for years after treatment has been discontinued. The prescribed dosage of cisplatin, therefore, is often limited by its toxicity.

The Hemopurifier device for the removal of cisplatin can be applied to the vein draining the tumor, or to any major vein in systemic treatment, either during or immediately after cisplatin administration. With no other known means of removing cisplatin from the body (painkillers and medications can only mitigate the side effects), this procedure is especially promising and unique. Animal tests have demonstrated the effectiveness of this approach.

With the Hemopurifier device, the oncologist can administer substantially higher doses of cisplatin, thereby increasing its effectiveness as a chemotherapeutic agent. The patient will receive more effective treatment while enjoying a better quality of life during and after treatment. Hemex estimates that there are annually over 265,700 new cancer patients who could be treated with cisplatin.

LEAD. The market for the removal of lead from the blood has three principal segments, all of which are substantial in numbers as well as in need for improved treatment modalities.

     - YOUNG CHILDREN. Among children aged 1 to 5 years, it is estimated that 890,000 have some level of lead toxicity. Direct chelation therapy is used very cautiously in children, depending on the individual level of lead burden. When used, the most frequently prescribed chelation agent, EDTA, is given by infusion over consecutive days. This process is repeated 2 or 3 times, with long rests between treatments. The child passes the lead/chelator complex, but is at risk for side-effects serious enough to require that the treatments be given in a hospital setting.

     The Hemopurifier treatment is safe, with no toxic substance entering the child's body to create nasty side-effects. It is also more effective, as demonstrated by extensive animal studies conducted by Hemex. In addition, the Hemopurifier treatment causes lead residing in the tissue and bone to migrate to the blood, where it can be removed by this extracorporeal process. This phenomenon is the subject of a provisional patent applied for in May 1999, and a full patent filed in April 2000.

     - PREGNANT WOMEN. The Public Health Service estimates that there are 23,000 pregnant women in the U.S. with high blood lead levels, clearly creating a danger to their fetuses. Sadly, these mothers cannot be treated by current chelation therapies because of the toxicity of EDTA and other chelators to the fetus.

     Because of the safety of the Hemopurifier, this extracorporeal method can be used by pregnant women to reduce their blood lead levels with no risk to mother or the fetus.

     - INDUSTRIAL WORKERS. It is estimated by OSHA that nearly 600,000 workers are directly exposed to lead in the workplace, and that one third have elevated blood levels. Since chelation therapy is rarely used in the workplace because of its side-effects, workers are normally sent home or reassigned until their blood lead levels return to acceptable levels. In addition to the "down time" involved, the prospect of long-term illness and cognitive damage makes lead overload an expensive issue for certain employers.

Lead poisoning is also receiving attention form the legal community, and is considered by some the next major target for class action suits. This further increases the need to find an effective and safe therapy for lead overload.

Beyond these initial applications of the Hemex platform technology, additional medical products will be developed for a variety of applications. In addition to the virus-removing device discussed in below, future research will address treatment of overdose of cardioactive and psychoactive drugs, improving patient management in conditions with circulating harmful antibodies or antigen-antibody complexes (e.g. in various types of cancer, diabetes, hemophilia); and treating genetic enzyme deficiency diseases. The Department of Energy has shown an interest in Hemex technology for various battlefield and civilian detoxification applications in the U.S. and abroad.

PATENTS. The following patents have been issued to Dr. Ambrus and her collaborators, with U.S. patents subsequently assigned to Hemex. Foreign patent assignments are in process:

-        Removing Metal Ions From the Blood

         USA:              No. 4,612,122               Issued September 16, 1986
         Europe:           No. 0,073,888               Issued April 23, 1986
         Japan:            No: 110,047/82              Issued June 7, 1994

-        Blood Purification

         USA:              No. 4,714,556               Issued December 22, 1987
         USA:              No. 4,787,974               Issued November 29, 1988

-        Immobilization of  a Chelator on Silica

         USA:              No. 6,071,412               Issued June 6, 2000

Additional patents claiming a method for removing heavy metal from bone (Patent filed April 27, 2000), and a method for removing toxins from blood (Provisional Application filed June 26, 2000), are at the US PTO.

MARKETING. The fundamental AEMD marketing goal is to make the Hemopurifier(TM) device the preferred treatment in the U.S. for each of the conditions for which the device is designed, and to then expand use of the device into international markets. Because the Hemopurifier will be sold into many different medical markets, a single detailed marketing plan is not possible.

There are over 25,000 installed hemodialysis stations in hospital and free-standing dialysis clinics in the United States. With a trend to peritonal dialysis, performed in the home rather than in a clinic, the utilization of these dialysis stations is likely to diminish. The operators of dialysis clinics should welcome additional opportunities to use their assets, including the on-site staffs, for new medical applications.

The Hemopurifier devices for the removal of iron overload and for the removal of lead are ideally suited to use in a hemodialysis setting. They use a modified dialysis cartridge which is compatible with existing equipment, and require repeat patient visits. And, unlike cartridges used in dialysis, the devices are for a single use, increasing revenue potential per visit. The Company believes that this model is compelling from both patient management and economic viewpoints.

Hemex will use multi-faceted sales and marketing strategies for penetrating the U.S. market. Sales and promotional efforts will be directed to three target audiences: the distributor, the prescribing physician or medical facility, and the patient.

    - Distributors. Hemex will employ area marketing managers, who will act as missionary salesmen in working with distributors' sales forces. In areas of lower population density, Hemex will use independent, commissioned sales representatives who work with a small number of closely aligned products.

    - Physicians and Medical Facilities. Area marketing managers will visit physicians and hospital/medical practice administrators, often with distributor salesmen who have strong pre-established relationships with these buyers. In addition, physicians will learn of the Hemopurifier device at medical society meetings, and through medical journals. Members of the Scientific Advisory Board will continue to write medical papers for publication in specific medical journals, and give presentations and posters in the appropriate medical meetings. Marketing management will attend medical meetings to set up booths and distribute literature.

    - Patients. As consumers take a greater interest in their own health in today's environment, it will be important to build awareness of the potential of the Hemopurifier among each patient population. Hemex will work with professional public relations advisors to promote the Hemopurifier in newspapers and general interest magazines, as well as in targeted patient-oriented publications. Talk shows and medical programming on radio and television are hungry for truly newsworthy health-related developments like the Hemopurifier. Of particular interest to the general public may be the Hemopurifier device for lead, as it applies to children and to industrial lead poisoning.

Hemex will form strategic alliances with a small number of significant distributors of those medical products which are sold to Hemex target buyers. The criteria for strategic partners are: (1) they offer a knowledgeable sales force with strong relations with the dialysis clinics and other medical facilities Hemex seeks to penetrate, and (2) they have the financial and physical capacity to manage inventory and order processing well.

For the DFO Hemopurifier device, potential partners include suppliers to the dialysis industry and large hospital supply companies. With potential to add exciting new, higher priced products with good profit margins, Hemex products will be attractive to these major firms. The use of aggressive area marketing managers will ensure that Hemex receives more than its fair "share of mind" of distributor sales people.

AETHLON LABORATORIES. Aethlon Laboratories, Inc. will, like Hemex, operate as a wholly-owned subsidiary of Aethlon Medical, Inc., with its own staff, facilities, and subsidiary business plan. AEMD will provide general management, as well as financial and legal services, and will be responsible for funding the operations of Aethlon Laboratories.

The mission of Aethlon Laboratories is to identify and develop new applications of the Company's Hemopurifier(TM) technology, as well as related diagnostic and therapeutic technologies which enhance the value of the core business. Working in collaboration with Hemex, this subsidiary will develop early-stage devices acquired through acquisition or identified in its own internal research. In doing so, Aethlon Laboratories will continue to fill the product "pipeline" as more mature products are commercialized.

Aethlon Laboratories will focus in the next three years on the development of the technologies acquired by AEMD in the last quarter of FY 2000. As additional technologies are acquired by the parent company, research and development priorities will be reevaluated and adjusted as necessary.

       - VIRUS THERAPY. Effective January 1, 2000, AEMD acquired the rights to a novel process (patent pending) for the removal of targeted viruses from the blood using the Hemopurifier extracorporeal treatment method. While early research emphasis will be on HIV and Hepatitis C viruses, because of the large underlying markets, this therapeutic approach can be effective in dealing with any virus whose DNA can be identified and replicated.

              This invention combines DNA and antibody technology with extracorporeal treatment. DNA strands and antiviral antibodies are immobilized in the Hemopurifier cartridge so that as blood passes through the device, any virus not encapsulated in white blood cells is attracted to, and can bond with, the immobilized DNA and antibody combination.

              This treatment is designed to enhance the effectiveness of other therapies, like protease inhibitors in HIV treatment, by reducing the body burden of virus in a rapid and safe fashion. By capturing circulating viruses that would otherwise invade cells, this therapy will inhibit the growth of the virus and allow drug therapies to work more rapidly and effectively.

              The development of this device will be assigned the highest priority at Aethlon Laboratories, with an aggressive development program leading to an initial Feasibility Trial in FY 2002.

       - CELL ACTIVATION THERAPY. On April 6, 2000, AEMD acquired Cell Activation, Inc., a young biotechnology company working in the field of inappropriate cell activation. Inappropriate cell activation is the pathological overreaction of the body's immune system, in various circumstances, causing the white blood cells to exacerbate, rather than ameliorate, the underlying medical issue. Cell Activation scientists have demonstrated that inappropriate cell activation is likely to be a major cause of life-threatening conditions frequently encountered by patients in the emergency room or in the intensive care unit.

       - Aethlon Laboratories will focus on the development of extracorporeal therapies for inappropriate cell activation in trauma care, high-risk surgery, and cardiovascular care. Immobilization techniques for the removal of those complement factors which cause this pathological reaction, thought to be certain enzymes, will be similar to those used by Hemex to remove metal intoxicants from the blood.

       - CELL ACTIVATION DIAGNOSTICS. Detection of the presence of a potentially troublesome complement factor is a precondition for the application of extracorporeal therapy. Therefore, Aethlon Laboratories will continue to develop the diagnostic products well underway at Cell Activation at the time of the acquisition. These include the Plazmazyme(TM) plasma assay kit (patent pending), which detects the presence of a certain enzyme that is a likely cause of complications in patients who receive blood and blood products in organ transplants and other procedures. Tests for additional complement factors will be developed to enhance the potential for widespread use of the Company's proprietary therapy for inappropriate cell activation.

              Although the diagnostic business is not a strategic priority for the Company, closely related products like the Plasmazyme kit can be important sources of early revenue and improved market acceptance of higher margin therapeutic products.

       - OTHER PROJECTS. Syngen Research also has applied for a patent on a method of enzyme detection of DNA hybridization probes and has other work underway in the field of protein amplification. These opportunities will receive a lower priority than those set forth above, but each represents a potential product opportunity for the AEMD pipeline, or for a license to another company.

Syngen Research was acquired by AEMD on January 10, 2000, and Syngen began doing business as "Aethlon Laboratories." Syngen will be merged into the former Aethlon, Inc. subsidiary, and the surviving corporation's name will be changed to Aethlon Laboratories. Cell Activation, Inc. was acquired on April 6, 2000. Cell Activation will also be merged into Aethlon Laboratories. Aethlon Laboratories is a California corporation.

Syngen Research was founded in 1995 by Dr. Tullis as an operating company, with revenues from consulting contracts and sub-contract development in a well equipped laboratory with a staff oriented to DNA replication and amplification. Prior to the January 2000 merger, laboratory work was performed there for Cell Activation, as well as for several other biotechnology companies. Dr. Tullis received 65,000 shares of AEMD common stock in exchange for 100% of the stock of Syngen Research, and was appointed to the Board of Directors of AEMD, and was elected its Vice President for Business Development.

Cell Activation was formed in December 1997 by a group of distinguished scientists and businessmen who were all employed in senior positions in their respective organizations, but wished to exploit the emerging inappropriate cell activation technology in which they had a common interest. Although Cell Activation had no salaried employees, it made good progress in developing its diagnostic products, particularly the Plazmazyme Assay Kit, in its two plus years of operation. The six owners of Cell Activation received a total of 99,152 shares of AEMD common stock, and options to purchase 50,848 shares of AEMD common stock, in exchange for 100% of the shares of Cell Activation.

Aethlon Laboratories intends to become a research and development company with specialized resources for the development of extracorporeal treatments of blood-borne pathogens. As products under development approach readiness for human clinical trials, Aethlon Laboratories will work closely with Hemex in planning and executing these trials. Manufacturing, as well as distribution and sales, will be arranged through strategic partners and contractors, also in close collaboration with Hemex.

As products from Hemex and Aethlon Laboratories mature, management will continue to review the most cost-efficient location - Aethlon Laboratories, Hemex, or AEMD - for various activities which can be shared among subsidiaries.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

         The names, ages and positions of the Company's directors and executive officers as of the date of this Prospectus are listed below:

NAMES                               TITLE OR POSITION                                 AGE
-----                               -----------------                                 ---
James A. Joyce                      Chairman, Secretary, and Director                 39

Franklyn S. Barry, Jr.              President/Chief Executive Officer                 61
                                    and Director

John M. Murray                      Vice President-Finance and Chief                  67
                                    Financial Officer

Richard H. Tullis, Ph. D.           Vice President-Business Development               55
                                    and Director

Clara M. Ambrus,                    Chief Scientific Officer                          75
MD, Ph. D.                          and Director

Edward G. Broenniman                Director                                          64

Robert J. Lambrix                   Director                                          61

John P. Penhune, Ph. D.             Director                                          64

         Resumes of Management follow:

         JAMES A. JOYCE

     As the Chairman of Aethlon Medical, Mr. Joyce has led the efforts that have resulted in the recent acquisitions of Hemex, Inc., Syngen Research, Inc., Cell Activation, Inc., and Bishop Equities, Inc. Mr. Joyce founded Aethlon, Inc., the predecessor to Aethlon Medical in May 1998. He has been the Chairman of the Board and Secretary of the Company since March 1999. In February 1993, Mr. Joyce was the founder and Chief Executive Officer of James Joyce & Associates; an organization that provided management consulting and investment banking advisory services to CEO's and CFO's of publicly traded companies. Selected transactions include the structure and placement of over $20 million in private equity on behalf of a publicly traded computer distribution company, and management and advisory services which led to the successful Initial Public Offering of a non-related biomedical company. Previously, Mr. Joyce was Chief Executive Officer of Mission Labs, Inc., and a principal in charge of U.S. operations for London Zurich Securities, Inc. Mr. Joyce graduated from the University of Maryland in 1984.

         FRANKLYN S. BARRY, JR.

         Mr. Barry has over 30 years of experience in managing and building companies. He has been the President and Chief Executive Officer of Hemex since April 1997, and became a director of the Company on March 10, 1999. Included among his prior experiences are tenures as President of Fisher-Price and as co-founder and CEO of Software Distribution Services, which today operates as Ingram Micro-D, an international distributor of personal computer products. Mr. Barry serves on the Board of Directors of Technology, Inc., Barrister Global Services Network, Inc. (AMEX) and Merchants Mutual Insurance Company, a property and casualty insurance underwriter.

         JOHN M. MURRAY, C.P.A.

         Mr. Murray joined the Company in September 1999. From 1988 until his retirement in 1998 Mr. Murray was Vice President-Finance and Treasurer of American Precision Industries Inc., a multi-national manufacturer of industrial motion control and heat transfer products listed on The New York Stock Exchange.

         RICHARD H. TULLIS, Ph.D.

         Dr. Tullis has extensive biotechnology management and research experience. In 1996 he founded Syngen Research to pursue research in the fluorescent detection of DNA hybridization reactions. Syngen was acquired by the Company in January 2000, and he was elected a director of the Company at that time. During the past five years, Dr. Tullis also served as Chief Executive Officer of DNA Sciences, Inc. and Genetic Vectors, Inc.

         CLARA M. AMBRUS, M.D., Ph.D.

         Dr. Ambrus invented the Hemopurifier cartridge and is the founder of Hemex, Inc. which was acquired by the Company in March 1999. She was elected a director of the Company on July 14, 1999. She is a Research Professor at the State University of New York at Buffalo in both the School of Medicine and the School of Pharmacology.

         EDWARD G. BROENNIMAN

         Mr. Broenniman became a director of the Company on March 10, 1999. Mr. Broenniman has 30 years of management and executive experience with high-tech, privately-held growth firms where he has served as a CEO, COO, or corporate advisor, using his expertise to focus management on increasing profitability and stockholder value. He is the Managing Director of The Piedmont Group, LLC, a venture advisory firm. Mr. Broenniman recently served on the Board of Directors of publicly-traded QuesTech (acquired by CACI International), and currently serves on the Boards of four privately-held firms, the Dingham Center for Entrepreneurship's Board of Advisors at the University of Maryland, and the Board of the Association for Corporate Growth.

         ROBERT J. LAMBRIX

         Mr. Lambrix became a director of the Company on February 1, 2000. Since April 2000, Mr. Lambrix has been the Chief Executive Officer of U.S.
Medical, Inc., a distributor of new and used medical equipment.   From
January 1997 to March 2000 he was a management consultant, and in 1996 he was Chief Financial Officer of Senior Campus Living. From March 1994 to May 1995, Mr. Lambrix was a principal with Kotter Associates. He is the former Senior Vice President and Chief Financial Officer of Baxter International, Inc., a global leader in the development, manufacture, and distribution of medical devices and hospital supplies.

         JOHN P. PENHUNE, Ph.D.

         Dr. Penhune was a founder, President, and Chairman of the Board of Cell Activation, Inc. prior to its acquisition by the Company in April 2000, and he was elected a director of the Company at that time. In addition, he is Senior Vice President of Research at Science Applications International Corporation
(SAIC), a Fortune 500 company with annual sales exceeding $5 billion.

         Each of the directors is serving for a term that extends to the next
Annual Meeting of Shareholders of the Company.   The Company's Board of
Directors presently has an Audit Committee and a Compensation Committee on each of which Messrs. Broenniman, Lambrix, and Penhune serve. Mr. Lambrix is Chairman of the Audit Committee, and Mr. Broenniman is Chairman of the Compensation Committee.

         Mr. Broenniman is the son-in-law of Dr. Ambrus.


                                   MANAGEMENT

EXECUTIVE COMPENSATION

         During the fiscal year ended March 31, 2000, Mr. Joyce and Mr. Barry each earned a salary of $120,000 of which $90,000 has been paid and $30,000 is unpaid and deferred. No other officer of the Company received compensation in excess of $100,000 for the fiscal year.

         In April 1999, the Company entered into two-year employment agreements with Mr. Joyce and Mr. Barry. Each agreement provides for base compensation of $120,000 per year. The agreements also provide that the employees are eligible to receive the Company's standard benefits package and participation in an incentive compensation program to be developed and approved by the Board of Directors.

         No compensation was paid to the directors of the Company during the fiscal year ended March 31, 2000. At a meeting held on May 31, 2000, the Board of Directors approved a fee arrangement for non-employee directors, effective with the May 31, 2000 meeting. An annual retainer will consist of a stock option for 2,000 shares of Company stock with an exercise price equal to 75% of the average closing price of the stock for the 30 days prior to issuance. A cash fee of $1,000 for each day or partial day spent attending board and committee meetings will be paid. The cash fee for telephonic attendance will be $500. In addition, for each board and committee attended in person or by phone, the director will receive an option to acquire 100 shares of Company stock with an exercise price equal to 75% of the average closing price of the stock for the 30 days prior to the meeting date. All out-of-pocket expenses incurred to attend meetings are reimbursed by the Company.

EMPLOYMENT AGREEMENTS

         In addition to the employment agreements with Mr. Joyce and Mr. Barry referred to in "Executive Compensation" above, the Company has employment agreements with Dr. Ambrus and Dr. Tullis. The employment agreement with Dr. Ambrus provides for annual compensation of $80,000 and is terminable by the Company on March 31, 2002 on written notice 60 days prior to the end of the term. If the Company does not serve notice of termination 60 days prior to the end of the term the agreement continues for successive one-year terms. The employment agreement with Dr. Tullis provides for annual compensation of $80,000 and is terminable by the Company on January 9, 2002 on written notice 60 days prior to the end of the term. If the Company does not serve notice of termination 60 days prior to the end of the term the agreement continues for successive one-year terms.

PRINCIPAL SHAREHOLDERS

         The following table sets forth the beneficial ownership of the Company's officers, directors, and persons who own more than five percent of the Company's common stock as of November 30 , 2000:

------------------------------- ---------------------------- ---------------------------------------------------------
           Name and                   Positions Held                   Number and Percentage (2) of Shares
         Address (1)                                                            Beneficially Owned
------------------------------- ---------------------------- ---------------------------------------------------------
James A. Joyce                  Chairman, Secretary, and                 675,400                      24.4%
                                Director
------------------------------- ---------------------------- ---------------------------- ----------------------------
Franklyn S. Barry, Jr.          President, Chief Executive               418,593 (3)                  13.2% (3)
                                Officer, and Director
------------------------------- ---------------------------- ---------------------------- ----------------------------
Edward G. Broenniman            Director                                 258,374 (4)                9.3%

------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
Clara Ambrus                    Chief Scientific Officer                 450,279                      16.3%
                                and Director
------------------------------- ---------------------------- ---------------------------- ----------------------------
Richard H. Tullis               Director                                  65,000                       2.4%

------------------------------- ---------------------------- ---------------------------- ----------------------------
John P. Penhune                 Director                                  40,646 (5)                   1.5%

------------------------------- ---------------------------- ---------------------------- ----------------------------
John M. Murray                  Chief Financial Officer                       -0-                      0%

------------------------------- ---------------------------- ---------------------------- ----------------------------
Robert J. Lambrix               Director                                   2,500 (6)                   0.1%

------------------------------- ---------------------------- ---------------------------- ----------------------------
Deborah Salerno (7)             Shareholder                              247,600                       8.9%

------------------------------- ---------------------------- ---------------------------- ----------------------------
All directors and executive                                            2,158,382 (8)                  59.9% (8)
officers of Company as a
group (8 persons)
------------------------------- ---------------------------- ---------------------------- ----------------------------

(1) The shareholders' address, unless otherwise indicated, is at the Company's principal executive offices at 7825 Fay Avenue, Suite 200, LaJolla, California 92037.
(2) Assumes 2,771,652 shares outstanding plus the number of options presently exercisable by each named person.
(3) Includes 412,500 shares issuable upon the exercise of presently-exercisable incentive stock options at an exercise price of $3.00 per share. The percentage ownership for Mr. Barry is based on 3,184,152 shares outstanding, assuming the exercise of the 412,500 options.
(4) Includes 201,989 shares owned of record by Linda Broenniman, Mr. Broenniman's wife. Also includes 2,500 shares issuable upon the exercise of presently exercisable non-qualified stock options at exercise prices ranging from $3.75 to $5.80 per share.
(5) Includes 2,500 shares issuable upon the exercise of presently exercisable non-qualified stock options at exercise prices ranging from $3.75 to $5.80 per share.
(6) Represents 2,500 shares issuable upon the exercise of presently exercisable non-qualified stock options at exercise prices ranging from $3.75 to $5.80 per share.
(7)    Ms. Salerno's address is 355 South End Avenue, New York, NY 10280.
(8) Includes 420,000 shares issuable upon the exercise of presently-exercisable stock options held by the officers and directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         None.


DESCRIPTION OF SECURITIES

         The following description of the capital stock of the Company and certain provisions of the Company's Articles of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Articles of Incorporation and Bylaws, which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.

         The authorized capital stock of the Company currently consists of 25,000,000 shares of Common Stock, $.001 par value and no shares of Preferred Stock.

COMMON STOCK

         The Common Stock holders have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to the holders of shares of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Except as described herein, no pre-emptive, subscription, or conversion rights pertain to the Common Stock and no redemption or sinking fund provisions exist for the benefit thereof. All outstanding shares of Common Stock offered hereby will be duly authorized, validly issued, fully paid and nonassessable.

         As a consequence of their ownership of Common Stock, the current stockholders of the Company will continue to control a majority of the voting power of the Company and, accordingly, will be able to elect all of the Company's directors.

REDEEMABLE WARRANTS

         At any time commencing on the date of issuance until the fifth anniversary date of the Prospectus for that offering, each Warrant will be exercisable to purchase one share of Common Stock. A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement for this offering.

REDEMPTION

         The Warrants may be exercised upon surrender of the certificate or certificates therefor on or prior to the expiration or the redemption date at the offices of the Company's warrant agent (the "Warrant Agent") with the subscription form on the reverse side of the certificate or certificates completed and executed as indicated, accompanied by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised.

         The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events at less than market value, stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things, (i) the issuance or exercise of options or other securities under the Company's Stock Option Plan or other employee benefit plans or (ii) the sale or exercise of outstanding options or warrants or the shares underlying Warrants.

         The Company is not required to issue fractional shares of Common Stock and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a stockholder of the Company unless and until he or she exercises the Warrants.

REGISTRATION RIGHTS

         The Company has granted certain demand and piggyback registration rights to the Selling Shareholders, which rights have been satisfied in connection with the filing of the registration statement covering this Prospectus.

TRANSFER AGENT AND WARRANT AGENT

         Computershare Investor Services, Lakewood, Colorado, will serve as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants.

CERTAIN STATUTORY AND CHARTER PROVISIONS UNDER THE NEVADA GENERAL CORPORATION
LAW

     Section 203 of the Nevada General Corporation Law provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a publicly-held Nevada corporation subject to the statute (an "Interested Stockholder") may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) upon consummation of the Business Combination, the Interested Stockholder owns 85% or more of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock option plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) the Business Combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

     These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the Certificate of Incorporation or Bylaws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate of Incorporation nor the Bylaws of the Company currently excludes the Company from the restrictions imposed by Section 203.

     The Nevada General Corporation Law permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, and improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the [1] shares of common stock to be issued, or underlying the warrants to be issued, may be resold without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act.

OUTSTANDING RESTRICTED STOCK

         2,559,201 outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

WARRANTS

         The resale of shares of common stock to be issued upon the exercise of the warrants issued or issuable to finder under the Investment Agreement are being registered by this offering statement.


                              PLAN OF DISTRIBUTION

         The Selling Shareholders are free to offer and sell their common shares at such times, in such manner and at such prices as they may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. The Selling Shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

         The Selling Shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commission from the Selling Shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Each Selling Shareholder is, and any broker-dealer that acts in connection with the sale of common shares may be deemed to be, an "underwriter" within the meaning of Section 2(11) of the

Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

         Because the Selling Shareholders are "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to prospectus delivery requirements.

         We have informed the Selling Shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and have provided each Selling Shareholder with a copy of such rules and regulations.

         The Selling Shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided it meets the criteria and conforms to the requirements of such Rule.

                              SELLING SHAREHOLDERS

         The Selling Shareholders are offering hereby a total of up to 3,200,000 shares of our Common Stock. The following table sets forth certain information with respect to the Selling Shareholders as of November 30, 2000. The Selling Shareholders are not currently affiliates of the Company, and have not had a material relationship with the Company during the past three years, other than as a holder of securities of the Company and the negotiation of the Subscription Agreement.

                                Beneficial                                                Amount and Percentage
Name and Address                Ownership of                Maximum Number of Shares      of Common Stock
of Beneficial                   Common Stock                of Common Stock Offered       Beneficially Owned
Owner                           as of November 30, 2000(1)  for Sale in this Offering(1)  After the Offering(2)
----------------                -------------------------   ---------------------------   ---------------------
Esquire Trade & Finance, Inc.          1,600,000                    1,600,000                  0         0
Libra Finance, S.A.(3)                 1,600,000                    1,600,000                  0         0

(1) This number includes (solely for purposes of this prospectus) up to an aggregate of 3,200,000 shares of our common stock that we may issue to the Selling Shareholders pursuant to the terms of the Subscription Agreement including Common Stock underlying the Put Notes and Warrants, which shares would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act before their acquisition by the Selling Shareholders. It is expected that the Selling Shareholders will not beneficially own more than 9.9% of our outstanding common stock at any time.

(2) Assumes that the Selling Shareholders will sell all of the shares of common stock offered hereby. We cannot assure you that the Selling Shareholders will sell all or any of the shares offered hereunder or in the prior offering.

(3) This number includes 119,048 shares of common stock issuable upon exercise of outstanding Warrants that are currently exercisable, which represents 4.1% of our issued and outstanding as of November 30, 2000, assuming the full exercise of the Warrants.

SUBSCRIPTION AGREEMENT

          Overview. On November 1, 2000, we entered into a Subscription Agreement (the "Subscription Agreement") with the Esquire Trade & Finance, Inc. ("ETF"), one of the Selling Shareholders pursuant to which we issued a Convertible Note bearing interest at 8% in the principle amount of $375,000 (the "Note"). The conversion formula provides that the number of shares of Common Stock issuable upon the conversion of the Note shall be the lower of
(i) 90% of the closing price for the Common Stock on the principal market or exchange where the Common Stock is listed or traded for the last trading day immediately prior to but not including the issue date of the Notes (the "Maximum Base Price"); or (ii) 75% of the average of the three lowest closing bid prices for the Common Stock on the principal market or exchange where the Common Stock is listed or traded (the "Principal Market"), for the 10 trading days prior to but not including the date of conversion. We also agreed to issue up to $4,625,000 in additional Convertible Notes (the "Put Notes") on the same terms as the Note, except that the conversion shall be the lower of
(i) the Maximum Base Price; or (ii) 82.5% of the average of the three lowest closing bid prices of the Common Stock on the Principal Market for the 10 trading days prior to but not including the conversion date, and we have the right to require ETF to subscribe for the Put Notes under certain circumstances (the "Put Right").

          Put Rights. In order to invoke the Put Right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued as a consequence of the invocation of that Put Right. Additionally, we must provide the Selling Shareholders with a "Put Notice," which must set forth the "Put Amount" which we intend to sell to the Selling Shareholders. The Put Amount sold to the Selling Shareholders in a Put may not exceed a limit based on the price of the Common Stock and the average daily reported trading volume during the 30 calendar days preceding the delivery of the Put Notice. The Put Amount specified in a Put Notice may not be less than $100,000.

     Limitations and Conditions Precedent to our Put Rights. The Selling Shareholders' obligation to acquire and pay for any common shares with respect to any particular put is subject to certain conditions precedent, including:

     -   This Registration Statement must be effective;
     - Trading of our Common Stock must not have been suspended, and our Common Stock must continue to be listed on its principal market;
     - Until our shareholders vote to approve the [2], no more than 3,200,000 shares of Common Stock may be issued; and
     - The average trading volume for our Common Stock over the previous 30 trading days must equal or exceed 20,000 shares per trading day.

         Short Sales. The Selling Shareholders and their affiliates are prohibited from engaging in short sales of our common stock at a per share price of less than $10.00 per share unless they have received a put notice and the amount of shares involved in a short sale does not exceed the number of shares specified in the put notice.


                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for the Company by Gibson, Haglund & Paulsen, Irvine, California.


                                     EXPERTS

         The financial statements of Aethlon Medical, Inc. ("AEMD") at March 31, 2000, and for each of the two years in the period ended March 31, 2000, appearing in this Prospectus and Registration Statement have been audited by Freed, Maxick, Sachs & Murphy, PC, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of AEMD filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and pursuant to those requirements, we file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Reports, proxy and information statements filed under Sections 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC, including copies of the registration statement, can be inspected and copied SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

         We intend to furnish our shareholders with annual reports containing audited financial statements.

                    AETHLON MEDICAL, INC. AND SUBSIDIARIES

                        INDEX TO FINANCIAL STATEMENTS

                                                                                Page
                                                                               number
FISCAL YEARS ENDED MARCH 31, 2000 AND MARCH 31, 1999:

Independent Auditor's Report                                                     F-1

Consolidated financial statements:
Statements of Operations                                                         F-2
Balance Sheets                                                                   F-3
Statements of Cash Flows                                                         F-4
Statements of Stockholders' Deficiency                                           F-5

Notes to consolidated financial statements                                  F-6 to F-11


SIX MONTHS ENDED SEPTEMBER 30, 2000:

Consolidated financial statements:
Statements of Operations                                                        F-12
Balance Sheets                                                                  F-13
Statements of Cash Flows                                                        F-14
Statements of Stockholders' Deficiency                                          F-15

Notes to consolidated financial statements                                  F-16 to F-17

                                                                  EXHIBIT 23.2


                        INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Aethlon Medical, Inc. and Subsidiaries
Buffalo, New York

    We have audited the accompanying consolidated balance sheets of Aethlon Medical, Inc. (formerly Bishop Equities, Inc.) and Subsidiaries (A Development Stage Enterprise) as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the years then ended and for the period from January 31, 1984 (inception) to March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial stastments are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aethlon Medical, Inc. and Subsidiaries (A Development Stage Enterprise) as of March 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended and from January 31, 1984 (inception) to March 31, 2000 in conformity with generally accepted accounting principles.

     The accompanying consolidated fianancial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its assets. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Buffalo, New York
June 21, 2000

                    AETHLON MEDICAL, INC. AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE ENTERPRISE)

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                           YEARS ENDED MARCH 31,

                                                                                          Cumulative
                                                                                            during
                                                                                         development
                                                                                        stage through
                                                         2000             1999          March 31, 2000
REVENUE
 Grant income                                                   $ -               $ -        $ 1,424,012
 Subcontract income                                               -                 -             73,746
 Sale of research and development                                 -                 -             35,810
 Other income                                                20,559                 -             37,784
 Interest income                                                  -                 -             17,415
                                                   ------------------------------------------------------

     Total revenue                                           20,559                 -          1,588,767

EXPENSES
 Personnel costs                                            457,629           221,779          3,305,125
 Interest and debt expense                                  425,085            13,823            515,846
 Professional fees                                          254,258            45,887            571,238
 Rent and office expense                                     76,027            38,144            491,714
 Insurance                                                   33,175            (2,347)            90,486
 Travel and meetings                                         26,738             5,325            144,155
 Depreciation                                                11,098            16,287            134,918
 Amortization-patents                                         8,172             8,171             42,899
 Amortization-goodwill                                       12,695                 -             12,695
 Laboratory supplies                                          2,650               180            102,383
 Miscellaneous                                                6,627             3,131            104,930
 Equipment and maintenance                                      623             1,674            165,322
 Research and development consultation                            -                 -            240,463
 Subcontract expense                                              -                 -            195,964
 Contractual costs                                                -                 -            192,112
 Dues and subscriptions                                           -                 -             13,596
                                                   ------------------------------------------------------

     Total expenses                                       1,314,777           352,054          6,323,846
                                                   ------------------------------------------------------

Loss before income tax provision                         (1,294,218)         (352,054)        (4,735,079)

Income tax provision                                          5,164               625             11,337
                                                   ------------------------------------------------------

NET LOSS                                               $ (1,299,382)       $ (352,679)      $ (4,746,416)
                                                   ======================================================

PER SHARE:
  Net loss                                                  $ (0.50)          $ (0.23)           $ (3.30)
                                                   ======================================================

  Weighted average number of
  common shares outstanding                               2,612,292         1,506,833          1,439,595
                                                   ======================================================

                            See accompanying notes.

                    AETHLON MEDICAL, INC. AND SUBSIDIARIES
                      (A DEVELOPMENT STAGE ENTERPRISE)

                         CONSOLIDATED BALANCE SHEETS
                                 MARCH 31,

                                                                           2000            1999
                               ASSETS
CURRENT ASSETS
  Cash                                                                       $ 217,017       $ 3,052
  Accounts receivable                                                           61,495             -
  Prepaid expenses                                                              36,940             -
  Employee advances                                                             15,800             -
                                                                     --------------------------------

     Total current assets                                                      331,252         3,052

FURNITURE AND EQUIPMENT, NET                                                    41,535        33,608

OTHER ASSETS
  Patents and trademarks, net                                                  177,065        45,413
  Deferred debt expense, net                                                   273,738             -
  Goodwill, net                                                                495,088             -
  Other                                                                          1,330             -
                                                                     --------------------------------

     Total other assets                                                        947,221        45,413
                                                                     --------------------------------

     Total assets                                                           $1,320,008      $ 82,073
                                                                     ================================

              LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
  Accounts payable:
    Trade                                                                    $ 740,562      $252,178
    Related parties                                                            259,324       229,806
  Notes payable, net of discount                                               501,708             -
  Accrued liabilities                                                          201,631        63,577
  Deferred compensation                                                        329,835       310,008
                                                                     --------------------------------

     Total current liabilities                                               2,033,060       855,569

STOCKHOLDERS' DEFICIENCY:
 Common stock - $.001 par value
   25,000,000 shares authorized, 2,672,500
   (2,595,000 - 1999) shares issued and outstanding                              2,673         2,595
 Additional paid in capital                                                  3,290,865     2,670,943
 Additional paid in capital - warrants                                         739,826             -
 Deficit accumulated during development stage                               (4,746,416)   (3,447,034)
                                                                     --------------------------------

     Total stockholders' deficiency                                           (713,052)     (773,496)
                                                                     --------------------------------

     Total liabilities and stockholders' deficiency                         $1,320,008      $ 82,073
                                                                     ================================

                            See accompanying notes.

               AETHLON MEDICAL, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE ENTERPRISE)

               CONSOLIDATED STATEMENTS OF CASH FLOWS
                       YEARS ENDED MARCH 31,

                                                                                                    Cumulative
                                                                                                      during
                                                                                                   development
                                                                                                  stage through
                                                                    2000             1999         March 31, 2000
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                         $ (1,299,382)      $ (352,679)      $ (4,746,416)
 Adjustments to reconcile net loss to net cash
  used by operating activities:
   Depreciation                                                         11,098           16,287            134,918
   Amortization                                                        292,024            8,171            326,751
   Services paid by issuance of warrants                                 5,000                               5,000
   Deferred compensation forgiven                                            -           37,600            217,223
   (Increase) decrease in assets:
     Accounts receivable and advances                                  (14,629)                            (14,629)
     Prepaid expenses                                                  (36,940)                            (36,940)
     Other assets                                                       (1,329)                             (1,329)
   Increase (decrease) in liabilities:
     Accounts payable                                                  207,350           12,838            597,984
     Accrued liabilities                                               138,054           77,074            268,869
     Deferred compensation                                              19,827           77,959            329,834
                                                              -----------------------------------------------------

        Net cash used by operating activities                         (678,927)        (122,750)        (2,918,735)

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property and equipment                                    (13,476)               -           (170,904)
 Purchase of patents                                                   (39,824)               -           (120,564)
 Cash of acquired company                                                8,442                -              8,442
                                                              -----------------------------------------------------

        Net cash used by investing activities                          (44,858)               -           (283,026)

CASH FLOWS FROM FINANCING ACTIVITIES
 Increase in notes payable                                           1,052,500                -          1,052,500
 Loan acquisition costs                                               (114,750)               -           (114,750)
 Loans from stockholders                                                                                   370,384
 Advances from affiliate                                                     -          122,100            122,100
 Proceeds from issuance of common stock                                      -            2,470          1,988,544
                                                              -----------------------------------------------------

        Net cash provided by financing activities                      937,750          124,570          3,418,778

NET INCREASE IN CASH                                                   213,965            1,820            217,017
Cash - beginning of year                                                 3,052            1,232                  -
                                                              -----------------------------------------------------

Cash - end of year                                                $    217,017       $    3,052       $    217,017

SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION
    Cash paid during the period for:
      Interest                                                    $     18,727       $        -       $     42,307
      Income taxes                                                $      1,350       $      325       $      7,162

SUPPLEMENTAL DISCLOSURES OF NONCASH
 INVESTING AND FINANCING ACTIVITIES
    Loans converted to common stock of Hemex                      $          -       $  435,094       $    435,094

    Net assets of entities acquired in exchange
      for the issuance of common stock                            $    520,000       $  119,014       $    639,014

    Patent acquired for 12,500 shares of
      common stock                                                $    100,000       $        -       $    100,000
    Debt placement fees paid by issuance
      of warrants                                                 $    246,119       $        -       $    246,119
    Allocation of note proceeds to note
      discount                                                    $    734,826       $        -       $    734,826



                            See accompanying notes.

                    AETHLON MEDICAL, INC. AND SUBSIDIARIES
                      (A DEVELOPMENT STAGE ENTERPRISE)

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY

                                                COMMON STOCK                             PAID IN
                                       ----------------------------       PAID IN        CAPITAL-     ACCUMULATED
                                             SHARES        AMOUNT         CAPITAL        WARRANTS       DEFICIT            TOTAL
BALANCE AT MARCH 31, 1998                  1,274,000       $ 1,274     $ 1,987,270      $       -     $ (3,094,355)    $(1,105,811)

 Conversion of loans payable -
 stockholders into Hemex common
 stock                                        76,000            76         435,018              -                -         435,094

 Issuance of common stock for
 acquisition of Aethlon Medical              511,500           511          (2,437)             -                -          (1,926)

 Issuance of common stock for
 acquisition of Aethlon                      733,500           734         102,869              -               -          103,603

 Forgiven employee/stockholder
 deferred compensation                             -             -         217,223              -                -         217,223

 Net loss - 1999                                   -             -               -              -         (352,679)       (352,679)
                                       --------------------------------------------------------------------------------------------

BALANCE AT MARCH 31, 1999                  2,595,000         2,595       2,739,943              -       (3,447,034)       (704,496)
 as previously reported

 Prior period adjustment
 (Note 3)                                          -             -         (69,000)             -                -         (69,000)
                                       --------------------------------------------------------------------------------------------

BALANCE AT MARCH 31, 1999
 as adjusted                               2,959,000         2,595       2,670,943              -       (3,447,034)       (773,496)

 Issuance of common stock for
 acquisition of Aethlon Labs                  65,000            65         519,935              -                -         520,000

 Issuance of common stock for
 acquisition of patent rights                 12,500            13          99,987              -                -         100,000

 Warrants to acquire common stock
 issued with promissory notes                      -             -               -        734,826                -         734,826

 Warrants to acquire common stock
 issued in exchange for services                   -             -               -          5,000                -           5,000

 Net loss - 2000                                   -             -               -              -       (1,299,382)     (1,299,382)
                                       --------------------------------------------------------------------------------------------

BALANCE AT MARCH 31, 2000                  2,672,500       $ 2,673     $ 3,290,865      $ 739,826     $ (4,746,416)     $ (713,052)
                                       ============================================================================================

                            See accompanying notes.

                   AETHLON MEDICAL, INC. AND SUBSIDIARIES
                      (A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Aethlon Medical, Inc. (formerly Bishop Equities, Inc.) (Aethlon Medical) and its wholly owned subsidiaries, Hemex, Inc. (Hemex), Syngen Research, Inc. (doing business as Aethlon Laboratories, Inc.) (Aethlon Labs), and Aethlon, Inc. (collectively the Company). All significant intercompany balances and transactions have been eliminated.

         NATURE OF BUSINESS - Aethlon Medical, which was formerly a non-operating public shell, is the parent company of Aethlon Inc., Aethlon Labs, and Hemex. Hemex, incorporated on January 31, 1984 and acquired by Aethlon Medical on March 10, 1999, is a start-up research and development company involved in developing the Hemopurifier-TM- which is a medical device for removing substances from the blood. Aethlon, Inc. was incorporated on June 24, 1998 to acquire proprietary medical device technologies with the potential to be developed and commercialized on an international basis. Aethlon Labs was incorporated on October 14, 1999 and acquired by Aethlon Medical on January 10, 2000.

         To date the Company is in the initial stage of its operations and has not yet engaged in significant commercial activities. Marketing of the Hemopurifier is subject to FDA approval.

         ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and receipts and expenditures during the reporting period. Actual results could differ from estimates.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of the current assets and liabilities reported in the balance sheets approximate fair value due to their short-term maturity.

         SEGMENT REPORTING - The Company is currently organized, managed and internally reported as one segment. The segment operates entirely within the United States.

         NET LOSS PER COMMON SHARE - In accordance with SFAS 128, dual presentation of basic and diluted earnings per share is required on the face of the statement of operations. Net loss per share is based upon the weighted average number of common shares outstanding during the periods presented. Outstanding stock options and warrants have not been considered common stock equivalents because their assumed exercise would be anti-dilutive.

         EQUIPMENT AND DEPRECIATION - Equipment is recorded at cost. Depreciation has been determined using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the years ended March 31, 2000 and 1999 was $11,098 and $16,287, respectively. Accumulated depreciation as of March 31, 2000 and 1999 amounted to $132,771 and $123,820, respectively.

         INTANGIBLE ASSETS - Intangible assets consist of patents, goodwill, and deferred debt expense. The Company periodically reviews the recoverability of the carrying value of its intangible assets. In determining whether there is an impairment, the Company compares the sum of the expected future cash flows (undiscounted and without interest charges) to the carrying amount of the asset. In addition, the Company will consider other significant events or changes in the economic and competitive environments that may indicate that the remaining estimated useful lives of its intangibles may warrant revision. At March 31, 2000, the Company believed that no impairment of intangibles existed.

         PATENTS AND AMORTIZATION - Three patents were acquired during the year ended December 31, 1994 from a stockholder in exchange for a note payable in the amount of $80,140. These patents are being amortized on the straight-line method over their remaining lives which expire between the years 2003 through 2005. Amortization for each of the years ended March 31, 2000 and 1999 was $8,171. Accumulated amortization as of March 31, 2000 and 1999 amounted to $42,899 and $34,727, respectively. During the year ended March 31, 2000, the Company capitalized costs relative to seven patent applications and three trademarks totaling $139,824. The Company will amortize these costs over the lives of the patents and trademarks beginning with date of issuance.

         GOODWILL - Goodwill relates to the acquisition of Syngen Research, Inc. on January 10, 2000. Goodwill is being amortized over ten years, and amortization in the year ended March 31, 2000 amounted to $12,695.

         DEFERRED DEBT EXPENSE - The cash fees paid and warrants granted to private placement firms in connection with promissory notes sold are being amortized on a straight-line basis over the one-year term of the related notes. Amortization expense for the year ended March 31, 2000 was $87,124 and accumulated amortization as of March 31, 2000 was $87,124.

         RESEARCH, DEVELOPMENTAL AND ORGANIZATIONAL COSTS - Research, developmental and organizational costs are expensed as incurred.

         INCOME TAXES - Income taxes are computed in accordance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. Deferred taxes are provided on temporary differences arising from assets and liabilities whose bases are different for financial reporting and income tax purposes. Differences in basis for which deferred taxes are provided relate primarily to costs associated with research and development.

NOTE 2. - FINANCIAL CONDITION

         On March 10, 1999, Aethlon Medical acquired the outstanding stock of two privately held Development Stage Enterprises, Hemex and Aethlon, Inc., in order to pursue its commitment to become a significant developer and manufacturer of medical device technologies (see Note 3). Hemex has developed a proprietary and patented technology for the extracorporeal removal of toxic materials from the blood, and has completed its first clinical trial of one application of this technology. Aethlon, Inc. was formed as a medical device acquisition company, whose mission will now be carried forward by Aethlon Medical.

         During fiscal year 2000, the Company consummated the acquisition of an invention and related patents and also acquired all of the common stock of Syngen Research, Inc. (see Note 3). These acquisitions were accomplished through the issuance of shares of the common stock of the Company.

         Management intends to seek other acquisitions in related medical device technologies while in the near term concentrating on the commercialization of the Hemex Hemopurifier-TM- product line.

         The implementation of the Company's business plan is dependent upon its ability to raise equity capital. During the fiscal year ended March 31, 2000, the Company financed its research and development activities through the private placement of $1,052,500 principal amount of 12-month notes bearing interest at 12% per annum. In March 2000, the Company entered into an agreement with an investment banking firm under which the firm will use its best efforts to complete the private placement of the Company's common stock in the amount of $10 million. Management believes that the financing provided by this stock offering, should it be completed, will be sufficient to meet the Company's cash needs, including the commercialization of the Hemopurifier-TM- products, for at least three years. Additional financing may be required in the case of further acquisitions.

         Management has several strategies for the conservation of capital while it is a Development Stage Enterprise. Management will invest principally in research and product development, and to a lesser extent in marketing, planning and development. Strategic partnerships and subcontracting relationships are planned for direct sales, distribution and manufacturing activities related to the Hemex product line. Careful management of general and administrative expenses, including the use of part-time experts in specific functions, will minimize "burn rate" during the pre-revenue phase.

         The Company has sustained substantial operating losses in recent years, and expects to do so for the next two fiscal years. Also, its current liabilities exceed its current assets by $1,701,808 at March 31, 2000. Management believes that the actions described above will provide the basis for the Company to make the transition from a Development Stage Enterprise to commercial operations. However, there is no assurance that the Company's present plans will be successful.

NOTE 3. - CAPITAL TRANSACTION

         In February 1999, Aethlon Medical (a non-operating public shell) entered into a merger agreement with Hemex and Aethlon, Inc. whereby Aethlon Medical issued 1,350,000 and 733,500 shares of its common stock to Hemex and Aethlon, Inc., respectively, in exchange for 100% of their outstanding shares. Hemex and Aethlon, Inc. survived as the operating entities and wholly-owned subsidiaries of Aethlon Medical.

         During the fiscal year ended March 31, 2000, the Company corrected the accounting for the acquisition of Aethlon, Inc. to reflect an additional liability in the amount of $69,000 which should have been recorded at the date of acquisition. This correction has been treated as a prior period adjustment, which results in a corresponding adjustment to paid in capital as of March 31, 1999.

         As a result of the merger, the Hemex shareholders became the majority owners of the Company and have effective operating control. Accordingly, the transaction was accounted for as a reverse acquisition whereby Hemex was deemed to be the accounting acquirer of Aethlon Medical and Aethlon,

Inc. through the issuance of stock for their net monetary assets, followed by a recapitalization. The assets and liabilities of Aethlon Medical and Aethlon, Inc. have been recorded at their historical cost, which approximated their fair market value. The results of operations include those of Aethlon Medical and Aethlon, Inc. since the date of acquisition. Hemex has changed its fiscal year end from December 31 to that of Aethlon Medical, with Aethlon, Inc. also adopting the same fiscal year.

         On January 10, 2000, the Company acquired from Richard H. Tullis, PhD all the outstanding common stock of Syngen Research, Inc. in exchange for 65,000 share of the Company's common stock. Syngen Research, Inc. (d/b/a Aethlon Laboratories, Inc.) became a wholly-owned subsidiary of the Company and will engage primarily in the development of the virus removing device under the direction of Dr. Tullis. The acquisition was accounted for using the purchase method of accounting, and the results of operations of Aethlon Labs have been included in the accompanying consolidated financial statements from the date of acquisition.

         The following is a proforma summary of the results of operations had Aethlon Medical, Aethlon, Inc. and Hemex been combined as of April 1, 1998 and had Aethlon Labs been acquired as of April 1, 1998:

                                              YEAR ENDED
                                              MARCH 31,
                                    2000                         1999
            Net loss             $(1,311,975)               $ (497,728)
                                  ===========                ==========
            Net loss per share   $      (.49)               $     (.20)

NOTE 4. - LEASES

         The Company rents laboratory space in San Diego, California and Amherst, New York and office space in La Jolla, California and Williamsville, New York on a month-to-month basis. Total rent expense for the years ended March 31, 2000 and 1999 was $55,183 and $32,429, respectively.

NOTE 5. - DEFERRED COMPENSATION

         The Company has accrued but unpaid compensation obligations (deferred compensation) with two of its present officers/stockholders and two stockholders who are former officers. The Company has entered into an agreement with the individuals, the terms of which require the Company to compensate the individuals the amount owed as soon as the Company has funds available. To facilitate the capital transaction described in Note 3, the employees have agreed to accept a discounted amount as full payment of the deferred compensation. As a result, the deferred compensation liability presented in the accompanying financial statements has been discounted by 40 percent, reflecting the amount of funds management estimates will be available from a proposed private placement (see Note 2) to satisfy the payment of the deferred compensation. The amounts discounted and forgiven by the employee/stockholders in the amount of $217,223 was recorded as an increase in additional paid in capital at March 31, 1999.

NOTE 6. - NOTES PAYABLE

         During the year ended March 31, 2000, the Company entered into arrangements for the issuance of up to $1,350,000 of private placement debt in units of $25,000. The notes bear interest at 12% per annum and mature one year from the date of issuance. Each unit contains a warrant to purchase 12,500 shares of the Company's common stock at a price of $5 per share for a five-year term. The warrants may be called by the Company upon meeting certain per share market price goals. At March 31, 2000, notes aggregating $1,017,500 had been issued under this program, and there were noteholder warrants outstanding for 508,750 shares of stock.

         The Company has allocated the proceeds from the private placement debt to the warrants and notes on a pro-rata basis based upon the estimated fair value of each financial instrument separately. Accordingly, $734,826 of the note proceeds was allocated to the noteholder warrants. This amount is reflected as a note discount, which is netted against the note payable balance in the accompanying balance sheet and is also included as additional paid in capital - warrants. The note discount is being amortized as additional interest expense over the one-year term of the notes. Amortization in the year ended March 31, 2000 totaled $184,034, and the remaining unamortized note discount at March 31, 2000 was $550,792.

         The Company incurred cash fees of $114,750 and agreed to grant warrants for 50,875 shares of common stock, valued at $246,113, in connection with this private placement of debt which are being amortized over the one-year term of the notes. These warrants will have the same terms as the warrants granted to noteholders. Pending issuance of the warrants, the value of these warrants is reflected in accounts payable at March 31, 2000. Amortization for the placement fees during the year ended March 31, 2000 amounted to $87,124. In addition, the Company has agreed to pay additional placement fees equal to 10% of the proceeds from the exercise of warrants by noteholders at such time as noteholder warrants are exercised.

         In connection with the issuance of certain 10% demand notes, in the amount of $64,500, issued and repaid during the current fiscal year, the Company has agreed to issue 14,250 shares of the Company's common stock as additional compensation to the lender. Pending issuance of these shares, the Company's obligation for this additional compensation, in the amount of $114,125, is included in accounts payable.

         Outstanding notes payable at March 31, 2000 were as follows:

       Private placement notes, net of discount           $466,708
          Stockholder notes - 12%                           35,000
          Related party note                                25,000
                          Total                                       $526,708

NOTE 7. - INCOME TAXES

         The Company has elected under Internal Revenue Code, Section 174, to capitalize for income tax purposes all research and development expenditures incurred in conjunction with its product development process. Net costs associated with the research and development process amount to approximately $4,430,000 at March 31, 2000. When the Company realizes benefits from such expenditures, the costs will be amortized over a period of 60 months. The related deferred tax asset at March 31, 2000 was approximately $1,019,000, and at March 31, 1999 it was approximately $742,000.

         A valuation allowance has been provided for 100 percent of the deferred tax asset as realization of the asset is contingent upon Food and Drug Administration approval of the Hemopurifier-TM- and the Company generating sufficient taxable income to offset the research and development amortization expenses.

NOTE 8. - RELATED PARTY TRANSACTIONS

         In addition to the stockholder loans payable, the officers of the Company and other related entities have paid expenses on behalf of the Company. The officers have also advanced the Company funds to cover short-term working capital shortages. These non interest-bearing amounts have been included as accounts payable - related parties in the accompanying financial statements.

NOTE 9 - OPTIONS AND WARRANTS

         In addition to the warrants for 508,750 shares of common stock exercisable at $5 per share issued to noteholders (see Note 6), the Company has issued warrants for 3,750 shares exercisable at $6 per share and has agreed to issue warrants for 15,000 shares exercisable at $3 per share to certain parties in exchange for services rendered. The value for these warrants is based on the estimated fair value of the services rendered in the amount of $35,000.

         In connection with the merger agreement among Aethlon Medical, Aethlon, Inc., and Hemex, a commitment was made to grant an option to the Company's Chief Executive Officer for 412,500 shares of common stock at $3 per share, the fair market value on the date of that commitment. This grant was formalized in a Stock Option Agreement dated April 1, 1999 which permits the option to be exercised between September 10, 2000 and September 11, 2005.

         The Company applies APB Opinion No. 25 in accounting for stock options. Accordingly, no compensation expense has been charged to earnings for the option referred to above since such option has an exercise price equal to 100% of market value on the date of grant. Had the Company adopted the provisions of FASB Statement No. 123, compensation expense for this option would have increased the Company's net loss for the fiscal year ended March 31, 2000 from $1,299,382 to $1,602,677, and the loss per share for this period would have increased from $.50 to $.61.

         The fair value of the option was estimated using the Black-Scholes option pricing model using a risk-free interest rate of 5.51%, an expected term of 7.1 years, and an annual standard deviation (volatility) of 15%. The resultant fair value of this option is $1.06 per share.

NOTE 10 - SUBSEQUENT EVENT

         On April 10, 2000, the Company acquired all the outstanding common stock of Cell Activation, Inc. ("Cell") in exchange for 99,152 shares of common stock of the Company. In addition, all the outstanding stock options of Cell were exchanged for options to purchase 50,148 shares of common stock of the Company at $.3933 per share. Following the transaction, Cell became a wholly-owned subsidiary of the Company and will operate as part of Aethlon Labs. The acquisition will be accounted for as a purchase.

NOTE 11 - FOURTH QUARTER ADJUSTMENTS

         During the year ended March 31, 2000, the Company recognized an adjustment in the fourth quarter relating to the issuance of detachable warrants in connection with a private placement debt offering which took place throughout the year. The value allocated to these warrants was subsequently determined and recorded as a note discount and additional paid in capital (See Note 6). The portion of the $734,826 discount that relates to the second and third quarters amounts of $86,165 and $260,021, respectively. The amortization of the discount which would have been recorded as debt expense in these quarters amounts to $14,000 and $54,000, respectively.

         Also related to this offering, the Company granted warrants to purchase 50,875 shares of the Company's common stock as debt placement fees. The value allocated to these warrants was subsequently determined and recorded (See Note 6). The portion of the $246,113 in deferred debt cost that relates to the second and third quarters amounts to $25,113 and $76,981, respectively. The amortization of the deferred debt costs which would have been recorded as debt expense in the periods amounts to approximately $4,000 and $16,000, respectively.

NOTE 12 - CONTINGENCIES

         Effective January 1, 2000, the Company entered into an agreement under which an invention and related patent rights for a method of removing HIV and other viruses from the blood using the Hemex Hemopurifier were assigned to the Company. In addition to certain royalty payments to be made on future sales of the patented product, the consideration for the acquired rights included the issuance of 12,500 shares of the Company's common stock to the inventors on March 23, 2000. Upon the issuance of the first US letters patent relating to the invention, the Company is obligated to issue an additional 12,500 shares of common stock to the inventors. If the market price of the Company's common stock on the date the patent is issued is below $8 per share, then the number of shares to be issued will be that number which equates to $100,000. The total cost incurred by the Company as of March 31, 2000 in connection with this patent is $118,144. The Company will amortize the cost of this patent over a period ending with its expiration date, starting on the date the patent is issued.

                    AETHLON MEDICAL, INC. AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE ENTERPRISE)

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                            Cumulative During
                                                                                                            Development Stage
                                            Three months ended                   Six months ended                  through
                                      September 30,     September 30,     September 30,     September 30,       September 30,
                                          2000              1999              2000              1999                 2000
REVENUE
 Grant income                              $        -        $        -      $          -        $        -           $  1,430,799
 Subcontract income                                 -                 -                 -                 -                 73,746
 Sale of research and development                   -                 -                 -                 -                 35,810
 Other income                                   1,158                 -            22,479                 -                 53,476
 Interest income                                    -                 -                 -                 -                 17,415
                                    -----------------------------------------------------------------------------------------------

     Total revenue                              1,158                 -            22,479                 -              1,611,246

EXPENSES
 Interest and debt expense                    352,949            25,190           667,147            25,805              1,182,993
 Personnel costs                              184,654           116,606           345,706           204,693              3,650,831
 Professional fees                             46,801            75,060           100,240           140,789                671,478
 Amortization-goodwill                         43,721                 -            84,907                 -                 97,602
 Rent and office expense                       32,206            18,758            61,328            34,158                553,042
 Insurance                                     16,751             6,271            33,463             6,271                123,949
 Travel and meetings                            7,133             5,631            19,878             9,471                164,033
 Laboratory supplies                            7,249                 -            13,731                 -                116,114
 Miscellaneous                                 13,288             3,502            17,402             3,520                122,332
 Depreciation                                   3,788             2,439             7,833             4,764                142,751
 Amortization-patents                           2,043             3,502             4,086             5,545                 46,985
 Equipment and maintenance                      3,513                 -             5,480                 -                170,802
 R & D consultation                                 -                 -                                   -                240,463
 Subcontract expense                                -                 -                                   -                195,964
 Contractual costs                                  -                 -                                   -                192,112
 Dues and subscriptions                             -                 -                                   -                 13,596
                                    -----------------------------------------------------------------------------------------------

     Total expenses                           714,096           256,959         1,361,201           435,016              7,685,047

LOSS BEFORE INCOME TAXES                     (712,938)         (256,959)       (1,338,722)         (435,016)            (6,073,801)

PROVISION FOR INCOME TAXES                        806                91             1,465               147                 12,802
                                    -----------------------------------------------------------------------------------------------

NET LOSS                                   $ (713,744)       $ (257,050)     $ (1,340,187)       $ (435,163)          $ (6,086,603)
                                    ===============================================================================================

PER SHARE:
  Net loss                                 $    (0.26)       $    (0.10)     $      (0.48)       $    (0.17)          $      (4.31)

  Weighted average number of
  common shares outstanding                 2,771,652         2,595,000         2,771,652         2,595,000              1,413,197

                            See accompanying notes.

          AETHLON MEDICAL, INC. AND SUBSIDIARIES
              (A DEVELOPMENT STAGE COMPANY)

               CONSOLIDATED BALANCE SHEETS

                                                                 September 30,
                                                                      2000         March 31,
                                                                   (unaudited)       2000
                          ASSETS
CURRENT ASSETS
  Cash                                                           $     1,677    $   217,017
  Accounts receivable                                                 47,312         61,495
  Prepaid expenses                                                    24,764         36,940
  Employee advances                                                   12,300         15,800
                                                                 ---------------------------

     Total current assets                                             86,053        331,252

PROPERTY AND EQUIPMENT, NET                                           34,683         41,535

OTHER ASSETS
  Patents and trademarks, net                                        401,759        177,065
  Deferred debt expense, net                                         166,567        273,738
  Goodwill, net                                                    1,600,544        495,088
  Other                                                                1,330          1,330
                                                                 ---------------------------
     Total other assets                                            2,170,200        947,221
                                                                 ---------------------------
     Total assets                                                $ 2,290,936    $ 1,320,008
                                                                 ===========================

         LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
  Accounts payable:
    Trade                                                        $   903,240    $   740,562
    Related parties                                                  236,964        234,324
  Notes payable, net of discount                                   1,043,453        526,708
  Accrued liabilities                                                287,906        201,631
  Deferred compensation                                              329,835        329,835
                                                                 ---------------------------

     Total current liabilities                                     2,801,398      2,033,060

STOCKHOLDERS' DEFICIENCY
 Common stock - $.001 par value
   25,000,000 shares authorized; 2,771,652 and
   2,672,500 shares issued and outstanding                             2,772          2,673
 Additional paid in capital - common stock                         4,092,132      3,290,865
 Additional paid in capital - warrants and options                 1,481,237        739,826
 Deficit accumulated during development stage                     (6,086,603)    (4,746,416)
                                                                 ---------------------------

     Total stockholders' deficiency                                 (510,462)      (713,052)
                                                                 ---------------------------

     Total liabilities and stockholders' deficiency              $ 2,290,936    $ 1,320,008
                                                                 ===========================

                          See accompanying notes.

            AETHLON MEDICAL, INC. AND SUBSIDIARIES
               (A DEVELOPMENT STAGE ENTERPRISE)

             CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     Cumulative During
                                                                Six months         Six months        Development Stage
                                                                  ended               ended               through
                                                              September 30,       September 30,        September 30,
                                                                   2000               1999                  2000
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                     $(1,340,187)        $  (435,163)           $(6,086,603)
 Adjustments to reconcile net loss to net cash
  used by operating activities:
   Depreciation                                                     7,833               4,764                142,751
   Amortization-patents & goodwill                                 88,993               5,545                144,586
   Amortization-debt expense & note discount                      591,261                   -                862,419
   Services paid by issuance of warrants                            8,373                   -                 13,373
   Deferred compensation forgiven                                       -                   -                217,223
  (Increase) decrease in assets:
      Accounts receivable and advances                             17,683                   -                  3,054
      Prepaid expenses                                             18,566                   -                (18,374)
      Other assets                                                      -                   -                 (1,329)
  Increase (decrease) in liabilities:
      Accounts payable                                             23,912             101,021                621,896
      Accrued liabilities                                          86,275             139,789                355,144
      Deferred compensation                                             -              15,827                329,834
                                                             --------------------------------------------------------

        Net cash used by operating activities                    (497,291)           (168,217)            (3,416,026)

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property and equipment                                (3,085)             (4,204)              (173,989)
 Sale of equipment                                                  4,000                   -                  4,000
 Purchase of patents                                                    -                   -               (120,564)
 Cash of acquired company                                           2,286                   -                 10,728
                                                             --------------------------------------------------------

        Net cash used by investing activities                      (3,201)             (4,204)              (279,825)

CASH FLOWS FROM FINANCING ACTIVITIES
 Increase in notes payable                                        312,500             212,500              1,365,000
 Deferred debt costs                                              (33,750)            (13,750)              (148,500)
 Loans from stockholders                                                -                   -                370,384
 Advances from affiliate                                                -                   -                122,100
 Proceeds from issuance of common stock                                 -                   -              1,988,544
                                                             --------------------------------------------------------

        Net cash provided by financing activities                 278,750             198,750              3,697,528

NET INCREASE IN CASH                                             (215,750)             26,329                  1,677
CASH, BEGINNING                                                   217,017               3,052                      -
                                                             --------------------------------------------------------

CASH, END                                                     $     1,677         $    29,381            $     1,677

SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION
    Cash paid during the period for:
      Interest                                                $    58,319         $         -            $   100,626
      Income taxes                                            $       559                   -                  7,721

SUPPLEMENTAL DISCLOSURES OF NONCASH
 INVESTING AND FINANCING ACTIVITIES
    Loans converted to common stock of Hemex                  $         -         $         -            $   435,094
    Net assets of entities acquired in exchange
      for the issuance of common stock and options            $ 1,200,000         $         -            $ 1,839,014
    Patent acquired for 12,500 shares of common stock         $         -         $         -            $   100,000
    Patent costs included in liabilities                      $    87,739         $         -            $    87,739
    Debt placement fees paid by issuance of warrants          $    52,369         $         -            $   298,482
    Allocation of note proceeds to note discount                  193,726         $         -            $   928,552

See accompanying notes.

                    AETHLON MEDICAL, INC. AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE ENTERPRISE)

             CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY

                                                                                       PAID IN
                                                                                       CAPITAL-
                                                 COMMON STOCK           PAID IN        WARRANTS      ACCUMULATED
                                             SHARES       AMOUNT        CAPITAL       and OPTIONS      DEFICIT          TOTAL
BALANCE AT MARCH 31, 2000                  2,672,500      $ 2,673     $ 3,290,865     $  739,826    $ (4,746,416)    $   (713,052)

  Issuance of common stock and options
  for acquisition of Cell Activation          99,152           99         801,267        398,634                        1,200,000

  Warrants to acquire common stock
  issued with promissory notes                                                           193,726                          193,726

  Warrants issued as compensation for
  sale of prommissory notes                                                              134,888                          134,888

  Options granted to directors for fees                                                   14,163                           14,163

  Net loss for the six months
  ended September 30, 2000                                                                            (1,340,187)    $ (1,340,187)
                                          -----------------------------------------------------------------------------------------

BALANCE AT SEPTEMBER 30, 2000              2,771,652      $ 2,772     $ 4,092,132    $ 1,481,237    $ (6,086,603)    $   (510,462)
                                          =========================================================================================

                            See accompanying notes.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2000

NOTE 1.  BASIS OF PRESENTATION

           The accompanying unaudited consolidated financial statements of Aethlon Medical, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending March 31, 2001. For further information, refer to the Company's Annual Report on Form 10-KSB for the year ended March 31, 2000, which includes audited financial statements and footnotes as of and for the years ended March 31, 2000 and 1999.

           The consolidated financial statements include the accounts of Aethlon Medical, Inc. and its wholly owned subsidiaries, Hemex, Inc., Aethlon, Inc., Syngen Research, Inc., and Cell Activation, Inc. Syngen Research and Cell Activation are doing business as Aethlon Laboratories, Inc. All significant intercompany balances and transactions have been eliminated.

NOTE 2.  CAPITAL TRANSACTION

            On April 10, 2000, the Company acquired all the outstanding common stock of Cell Activation, Inc. ("Cell") in exchange for 99,152 shares of common stock of the Company. In addition, all the outstanding stock options of Cell were exchanged for options to purchase 50,848 shares of common stock of the Company for $.3933 per share. The options expire in 2007. The acquisition has been accounted for using the purchase method of accounting whereby the results of operations of Cell since the date of acquisition have been included in the accompanying Statement of Operations. The excess of the purchase price over the tangible assets acquired has been allocated $167,281 to patents and trademarks and $1,139,674 to goodwill. Patents will be amortized over their life from date of issuance, and goodwill will be amortized over ten years. Had the Cell acquisition taken place on April 1, 1999, the impact on the Company's results of operations for the three and six months ended September 30, 1999 would have been immaterial.

NOTE 3.  NOTES PAYABLE

         During the quarters ended September 30, 2000 and June 30, 2000, the Company issued additional one-year promissory notes in the principal amount of $200,000 and $112,500, respectively. Detachable warrants to purchase 156,250 shares of the Company's common stock were issued in connection with these notes. Of the note proceeds, $117,173 was allocated to the warrants and recorded as note discount. The note discount is being amortized as additional interest expense over the one-year term of the related notes. At September 30, 2000, outstanding notes in the aggregate principal amount of $125,000 have reached their one-year maturity, and interest on such notes for periods after maturity is accruing at the annual rate of 15%.

NOTE 4.  SUBSEQUENT EVENTS

        In October 2000, the Company entered into an agreement with a financial institution for the issuance of 8% convertible notes. The initial offering is for $750,000, of which $375,000 was issued in November 2000 and the remaining $375,000 is expected to be issued before the end of December. The successful completion of this initial offering will enable the Company to continue its operations into the fourth fiscal quarter.

         On November 6, 2000, the Company approved the issuance of options for 200,000 shares of its common stock to the Company's general counsel. The options are exercisable at $3.25 per share and expire on December 31, 2005.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

NONE

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Information regarding directors and executive officers of the Company will appear in the Proxy Statement of the Annual Meeting of Stockholders and is incorporated herein by this reference. The Proxy Statement will be filed with the SEC within 120 days following March 31, 2001.

ITEM 10. EXECUTIVE COMPENSATION

         Information regarding executive compensation will appear in the Proxy Statement for the Annual Meeting of Stockholders and is incorporated herein by this reference.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Information regarding security ownership of certain beneficial owners and management will appear in the Proxy Statement for the Annual Meeting of Stockholders and is incorporated herein by this reference.

===============================================================================

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

                                TABLE OF CONTENTS

                                                                                       Page
Prospectus Summary...............................................................     1
Risk Factors.....................................................................     2
Use of Proceeds..................................................................     7
Price Range of Common Stock......................................................     7
Dividend Policy..................................................................     8
Management's Discussion and Analysis or Plan of Operation........................     8
Business.........................................................................     9
Management.......................................................................     19
Description of Securities........................................................     21
Shares Eligible For Future Sale..................................................     23
Plan of Distribution.............................................................     24
Selling Shareholders.............................................................     25
Legal Matters....................................................................     27
Experts..........................................................................     27
Available Information............................................................     27
Index to Financial Statements....................................................

                                3,200,000 SHARES
                                 OF COMMON STOCK


                              AETHLON MEDICAL, INC.



                                   PROSPECTUS



                                     , 2001








===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by the Selling Shareholders and any discounts or commissions payable with respect to sales of the shares, will be paid by AEMD. See "Plan of Distribution."

                  SEC registration fee                         $ 2,855.42
                  Printing expenses                              5,000.00
                  Accounting fees and expenses                   2,500.00
                  Legal fees and expenses                       20,000.00

                  Total                                        $30,355.42

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Reference is made to the General Corporation Law of the State of Nevada. As permitted by Nevada law, the Company's Articles of Incorporation contain an article limiting the personal liability of directors. The Articles of Incorporation provides that a director of the Company shall not be personally liable for any damages from any breach of fiduciary duty as a director, except for liability based on a judgment or other final adjudication adverse to him establishing that his acts or omissions were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled. The Company's Articles of Incorporation and Bylaws also provide for indemnification of all officers and directors of the Company to the fullest extent permitted by law.

         The Company has entered into Indemnification Agreements ("Indemnification Agreements") with each of Clara M. Ambrus, Franklyn S. Barry, Jr., Edward G. Broenniman, James A. Joyce, Robert J. Lambrix, John M. Murray, John P. Penhune, and Richard H. Tullis (collectively, the "Indemnitees"). The Indemnification Agreements permit the Company to indemnify the Indemnitees for liabilities and expenses arising from certain actions taken by the Indemnitees for or on behalf of the Company and require indemnification in certain circumstances.

ITEM 16. EXHIBITS.

         The following exhibits are filed or incorporated by reference as part of this Registration Statement.


 Exhibit No.      Description
     3.1          Certificate of Amendment of Articles of Incorporation dated March 28, 2000 (6)

     3.2          Bylaws of the Company (1)

     5.1          Opinion of Counsel to the Company with respect to the legality of the shares*

    10.1          Employment Agreement between the Company and Franklyn S. Barry, Jr. dated April 1, 1999 (2)

    10.2          Employment Agreement between the Company and James A. Joyce dated April 1, 1999 (2)

    10.3          Agreement and Plan of Reorganization Between the Company and Aethlon, Inc. dated March 10, 1999 (3)

    10.4          Agreement and Plan of Reorganization Between the Company and Hemex, Inc. dated March 10, 1999 (3)

    10.5          Agreement and Plan of Reorganization Between the Company and Syngen Research, Inc. (4)

    10.6          Agreement and Plan of Reorganization Between the Company and Cell Activation, Inc. (5)

    10.7          Subscription Agreement, dated November 1, 2000, between the Company and certain Subscribers

    10.8          Convertible Note dated November 1, 2000 issued in connection with the Subscription Agreement

    10.9          Common Stock Purchase Warrant dated November 1, 2000 issued in connection with the Subscription Agreement

    23.1          Consent of Counsel (included in the Opinion of Counsel filed as Exhibit 5.1)

    23.2          Independent Auditors' Consent - Freed, Maxick, Sachs & Murphy, P.C.

------------------------------------------
(1) Filed with Company's Registration Statement on Form SB-2 and incorporated by reference.
(2) Filed with Company's Annual Report on Form 10 KSB for the year ended March 31, 1999.
(3)    Filed with Company's Current Report on Form 8-K dated March 10, 1999.
(4)    Filed with Company's Current Report on Form 8-K dated January 10, 2000.
(5)    Filed with Company's Current Report on Form 8-K dated March 31, 2000.
(6) Filed with Company's Current Report on Form 10 KSB for the year ended March 31, 2000.

*To be filed by Amendment.

ITEM 17.  UNDERTAKINGS.

(a)    The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on December 18, 2000.

                  AETHLON MEDICAL, INC.


                       By:   /S/ FRANKLYN S. BARRY, JR.
                             -----------------------------------------------
                             Franklyn S. Barry, Jr., Chief Executive Officer

                       By:   /S/ JOHN M. MURRAY
                             -----------------------------------------------
                             John M. Murray, Chief Financial Officer




         In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


         SIGNATURE                                   TITLE                                   DATE
/S/ JAMES A. JOYCE                            Chairman of the Board
---------------------------
James A. Joyce


/S/ CLARA M. AMBRUS                                  Director
---------------------------
Clara M. Ambrus


/S/ FRANKLYN S. BARRY, JR.                           Director
---------------------------
Franklyn S. Barry, Jr.


/S/ EDWARD G. BROENNIMAN                             Director
---------------------------
Edward G. Broenniman


/S/ ROBERT J. LAMBRIX                                Director
---------------------------
Robert J. Lambrix


/S/ JOHN P. PENHUNE                                  Director
---------------------------
John P. Penhune


/S/ RICHARD H. TULLIS                                Director
---------------------------
Richard H. Tullis

                                 EXHIBITS INDEX

                                  EXHIBIT INDEX


EXHIBIT
NUMBER       NAME OF EXHIBIT                        NUMBERED PAGE                   SEQUENTIALLY
  3.1        Certificate of Amendment of Articles of Incorporation dated March 28, 2000 (6)

  3.2        Bylaws of the Company (1)

  5.1        Opinion of Counsel to the Company with respect to the legality of the shares*

 10.1        Employment Agreement between the Company and Franklyn S. Barry, Jr. dated April 1, 1999 (2)

 10.2        Employment Agreement between the Company and James A. Joyce dated April 1, 1999 (2)

 10.3        Agreement and Plan of Reorganization Between the Company and Aethlon, Inc. dated March 10, 1999 (3)

 10.4        Agreement and Plan of Reorganization Between the Company and Hemex, Inc. dated March 10, 1999 (3)

 10.5        Agreement and Plan of Reorganization Between the Company and Syngen Research, Inc. (4)

 10.6        Agreement and Plan of Reorganization Between the Company and Cell Activation, Inc. (5)

 10.7        Subscription Agreement, dated November 1, 2000, between the Company and certain Subscribers

 10.8        Convertible Note dated November 1, 2000 issued in connection with the Subscription Agreement

 10.9        Common Stock Purchase Warrant dated November 1, 2000 issued in connection with the Subscription Agreement

 23.1        Consent of Counsel (included in the Opinion of Counsel filed as Exhibit 5.1)

 23.2        Independent Auditors' Consent - Freed, Maxick, Sachs & Murphy, P.C.

------------------------------------------
(1) Filed with Company's Registration Statement on Form SB-2 and incorporated by reference.
(2) Filed with Company's Annual Report on Form 10 KSB for the year ended March 31, 1999.
(3)    Filed with Company's Current Report on Form 8-K dated March 10, 1999.
(4)    Filed with Company's Current Report on Form 8-K dated January 10, 2000.
(5)    Filed with Company's Current Report on Form 8-K dated March 31, 2000.
(6) Filed with Company's Current Report on Form 10 KSB for the year ended March 31, 2000.

*To be filed by Amendment.